Camber Energy Inc. 8-K

Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

N&B ENERGY, LLC, AS PURCHASER AND

CAMBER ENERGY, INC., AS SELLER

DATED JULY 12, 2018 AND

EFFECTIVE AS OF THE EFFECTIVE DATE DISCUSSED BELOW

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Other Definitional Provisions	7
ARTICLE II. PURCHASE AND SALE		8
2.1	Purchase	8
2.2	Reserved Assets	10
2.3	Excluded Liabilities	11
2.4	Assumed Liabilities	11
2.5	Purchase Price	11
2.6	Reimbursement of Advances	12
2.7	Post-Closing True-Up for JIBs and AFEs, Title Defects and Benefits, Casualty Loss or Condemnation	13
2.8	Tax Proration	13
2.9	Require	14
2.10	d Consents	14
ARTICLE III. CLOSING		14
3.1	Closing	14
ARTICLE IV. CLOSING CONDITIONS		15
4.1	Conditions to the Obligations of Each Party to Complete the Acquisition	15
4.2	Conditions to Purchaser’s Obligation to Complete the Acquisition	15
4.3	Conditions to the Obligation of Seller to Complete the Acquisition	18
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF SELLER		19
5.1	Organization and Good Standing	19
5.2	Authorization	20
5.3	No Conflict or Violation; Default	20
5.4	Consents	20
5.5	Corporate Authority	20
5.6	Compliance With Laws	20
5.7	Litigation	21
5.8	Taxes	21
5.9	No Untrue Representation or Warranty	21
5.10	Environmental Matters	21
5.11	Title to Assets	22
5.12	Brokers; Investment Bankers	22
5.13	Proxy Statement	22
5.14	Other Representations or Warranties	22
5.15	As Is Conveyance	23
5.16	Disclosure	23
ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER		24
6.1	Organization, Good Standing and Qualification; Related	24
6.2	Corporate Authority	24
6.3	Governmental Filings; No Violations	25
6.4	Brokers; Investment Bankers	25
6.5	No Conflict or Violation; Default	25
6.6	Litigation	26
6.7	Proxy Statement	26
6.8	No Violation of Law	26
6.9	Access to Information; Independent Investigation	26
6.10	No Untrue Representation or Warranty	27

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6.11	As Is Conveyance	27
6.12	Other Representations or Warranties	27
ARTICLE VII. COVENANTS AND AGREEMENTS OF THE PARTIES		27
7.1	Conduct of Seller Prior to the Closing	27
7.2	Seller Shareholders’ Meeting	28
7.3	Proxy Statement	28
ARTICLE VIII. TERMINATION AND WAIVER		28
8.1	Termination	28
8.2	Notice of Termination; Effect of Termination	30
8.3	Extension; Waiver	30
ARTICLE IX. CONFIDENTIALITY		30
9.1	Confidentiality Obligations	30
9.2	Required Disclosure	31
9.3	Return of Information	31
9.4	Receiving Party Personnel	31
9.5	Survival	31
ARTICLE X. INDEMNIFICATION		32
10.1	Indemnification by Seller	32
10.2	Indemnification by Purchaser	32
10.3	Survival of Representations, Warranties and Covenants	32
10.4	Indemnification Procedure	33
10.5	Claims Period	34
10.6	Liability Limits	34
ARTICLE XI. MISCELLANEOUS		36
11.1	Notices	36
11.2	No Third-Party Rights	37
11.3	Schedules and Exhibits	37
11.4	Entire Agreement; Modification	37
11.5	Headings	37
11.6	Assignments and Successors.	37
11.7	Filings, Notices and Certain Governmental Approvals	38
11.8	No Presumption from Drafting	38
11.9	Review and Construction of Documents	38
11.10	Governing Law; Venue	38
11.11	Waiver of Jury Trial	38
11.12	Dispute Resolution	39
11.13	Specific Performance	39
11.14	Non-Waiver	39
11.15	Non-Compensatory Damages	39
11.16	Time of Essence	40
11.17	Severability	40
11.18	Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures	40
11.19	Transaction Expenses	40
11.20	Post-Closing Matters	41

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LIST OF EXHIBITS

Exhibit A	List of Assets and Seller’s Assets (Texas and Oklahoma)
Exhibit B	Assumed Contracts (Texas and Oklahoma)
Exhibit C	Assignments
Exhibit D	Assignment of Production Payment
Exhibit E	Assignment of Overriding Royalty Interest (Orion Properties)
Exhibit F	Assignment of Overriding Royalty Interest (TAW Leases)

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into on the 12th day of July 2018, by and between N&B Energy, LLC, a Texas limited liability corporation (“Purchaser”) and Camber Energy, Inc. (“Seller”), each a “Party” and collectively the “Parties.”

RECITALS

WHEREAS, Purchaser desires to purchase certain assets from the Seller and the Seller desires to sell certain assets to the Purchaser, pursuant to the terms of this Agreement as described in greater detail below;

WHEREAS, the purchase price for the assets will include $100 in cash, and other consideration described below, including the assumption of certain of Seller’s liabilities by Purchaser, including, but not limited to the IBC Debt (as defined below) owed to International Bank of Commerce (“IBC Bank”) under the terms and conditions of the Loan Agreement (as defined below); and

WHEREAS, Purchaser desires to purchase from Seller, upon the terms and conditions set forth herein, the Assets defined below, but not Seller itself or any of Seller’s liabilities, except as otherwise specifically set forth below and the Seller desires to sell such Assets to the Purchaser.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1          Certain Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

(a)         “Acquisition” means the purchase of the Assets from the Seller, by the Purchaser, pursuant to the terms and conditions of this Agreement.

(b)         “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (collectively, “Family Members”) of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person and/or any Family Members of such first Person directly or indirectly owns or holds ten percent (10%) or more of the ownership interests in such other Person. The term “Affiliate” shall also include any series of a series limited liability company.

Asset Purchase Agreement

(c)         “Applicable Law” means any applicable statute, Law, regulation, ordinance, rule, judgment, rule of law, decree, Permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question, including Environmental Laws.

(d)         “Assignments” shall mean an Assignment, Bill of Sale and Conveyance in the form of Exhibit C, attached hereto, which contains a special warranty of title, wherein: Seller represents and warrants that such Seller has not granted, created or reserved any overriding royalty, net profits interest, carried interest, production payment, reversionary interest, or other burden, except as disclosed herein, that would result in the net revenue interest in any of Seller’s Assets being less than the applicable net revenue interest set forth on Exhibit A and that Purchaser is receiving Seller’s entire interest (subject to the terms of this Agreement) in the Assets, “as is”, “where is” and “with all faults”. As appropriate, Seller shall execute, acknowledge and deliver separate counterparts of the Assignment on forms approved by Purchaser and Seller in sufficient counterparts to satisfy applicable statutory and regulatory requirements. Such counterpart assignments shall be deemed to contain all of the terms and conditions of this Agreement, and the Assets assigned in such governmental assignments shall be the same, and not additional to, the Assets assigned in the Assignment.

(e)         “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Texas are permitted or required to be closed.

(f)          “Claim” or “Claims” means any and all claims (including any cross-claim or counterclaim), causes of action, suits, charges, complaints, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) and disputes, whenever or however arising.

(g)       “Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (ii) is developed by the receiving Party without reliance on any Confidential Information or (iii) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.

Asset Purchase Agreement

(h)         “Consent” means any notice to or consent, approval, authorization, Order, filing, registration or qualification of or with any court, Governmental Authority or third party.

(i)          “Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

(j)          “Effective Date” means the first day of the month preceding the month of Closing. For example, if Closing occurs during the month of September 2018, the Effective Date will be August 1, 2018.

(k)         “Encumbrance” means any charge, Claim, community or other marital property interest, condition, equitable interest, Lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, and includes (i) statutory Liens of landlords, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen, materialmen, vendors and other similar Liens arising in the ordinary course of business for amounts not yet overdue or for amounts that are overdue and that are being contested in good faith by appropriate Proceedings; (ii) Liens for Taxes, assessments, or other governmental charges or levies and other Liens imposed by Law, in each case incurred in the ordinary course of business consistent with past practice for amounts not yet due or being contested in good faith by appropriate Proceedings as disclosed on Schedule 5.7, attached hereto, if any; (iii) the terms and conditions of all Liens created by oil and gas leases, easements, rights of way, restrictions, encroachments, and all other burdens recorded in the real property records of the county in which the real property is located; (iv) Liens to operators and non-operators under operating agreements arising in the ordinary course of the business; (v) Liens arising from precautionary Uniform Commercial Code (UCC) filings; (vi) lease burdens existing as of the date of this Agreement constituting monetary obligations payable to third parties, including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest; and (vii) Liens arising under unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other customary agreements in the energy industry.

(l)          “Environmental Law(s)” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, natural resources or protection of human health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended.

Asset Purchase Agreement

(m)        “Environmental Permit” means any Permit, approval, identification number, license, registration, Consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

(n)         “Guarantors” means Richard N. Azar, II, Donnie B. Seay, Richard E. Menchaca, RAD2 Minerals, Ltd., DBS Investments, Ltd., and Saxum Energy, LLC.

(o)         “Governmental Authority” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing.

(p)         “Governmental Authorization” means any Consent, license, registration or Permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

(q)         “Hazardous Materials” means (i) any material, substance, chemical, pollutant, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including, without limitation, crude oil or any fraction thereof, and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(r)          “IBC Debt” means (1) the principal amount; and (2) interest that has accrued after July 31, 2018, owing on that certain debt owed by Seller to IBC Bank under the Loan Agreement.

Asset Purchase Agreement

(s)         “Knowledge” means that:

(i)         A natural Person will be deemed to have Knowledge of a particular fact or other matter if such Person is actually aware of the fact or matter without any duty to investigate; and

(ii)        A Person, other than a natural person, will be deemed to have Knowledge of a particular fact or other matter if any natural Person who is serving, as a director, officer, manager, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (i) above).

(t)         “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law (including but not limited to as related to revenue, labor, or ERISA) of any Governmental Authority.

(u)         “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, Law, ordinance, principle of common law, code, regulation, statute or treaty.

(v)         “Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(w)        “Liens” means all liens, pledges, mortgages, security interests, Claims, covenants, leases, subleases, charges, conditions, options, rights of first refusal, licenses, easements, servitudes, rights of way, Encumbrances or any other restriction or limitation whatsoever.

(x)          “Loan Agreement” means that certain Loan Agreement dated August 25, 2016, between the Seller, as borrower, the Guarantors, as guarantors, and IBC Bank, as lender.

(y)         “Losses” means all loss, Liability, damage or deficiency (including interest, penalties, judgments, costs of preparation and investigation, and attorneys’ fees).

(z)          “Material Adverse Effect” with respect to a Person, means any event, change or effect that is materially adverse to the financial condition, assets, business or results of operations of such Person (in each case, not including any failure to pay any accounts payable or liabilities) or that materially impedes the ability of any applicable Person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in the refining or pipelines industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law) or in United States or global economic conditions or financial markets in general and including, with respect to the Assets, any material adverse change, circumstance, effect or condition in or relating to the Assets. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition. Any events, changes, or effects that have a total monetary value of less than $3,750,000.00, is hereby stipulated as not being material.

Asset Purchase Agreement

(aa)       “Order” means any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Authority.

(bb)       “Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (ii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(cc)       “Permit” means all permits, licenses, sublicenses, certificates, approvals, Consents, notices, waivers, variances, franchises, registrations, Orders, filings, accreditations, or other similar authorizations, including pending applications or filings therefor and renewals thereof, required by any Applicable Law or Governmental Authority or granted by any Governmental Authority.

(dd)      “Permitted Encumbrances” means (a) Liens for Taxes not yet due and payable; (b) Liens of mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith; (c) Liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to common carriers, solely to the extent of such fees or charges; and (d) contractual liens created under joint operating agreements.

(ee)       “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

(ff)        “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(gg)      “Proxy Statement” means a proxy statement filed by the Seller with the SEC on Schedule 14A, which if necessary, clears SEC comments and is mailed to each shareholder of the Seller in order to solicit the Shareholder Approval.

(hh)       “Representatives” means, with respect to a Person, such Person’s Affiliates and their respective parents, directors, managers, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants, and other agents.

Asset Purchase Agreement

(ii)         “SEC” means the Securities and Exchange Commission.

(jj)         “Seller’s Liabilities” means all Liabilities of the Seller, including, but not limited to Tax Liabilities.

(kk)       “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other Contract.

(ll)         “Tax Liabilities” means any Liability for any Taxes (A) of Seller or any Affiliate of Seller for any period or (B) attributable to the conduct of the Assets or ownership of Assets on or before the Effective Date, regardless of when assessed.

(mm)     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(nn)       “Transaction Documents” mean this Agreement, assumption documents agreed to by IBC Bank, Seller, and Purchaser in their sole discretion (the “Assumption Documents”), the Assignments, Glasscock Release, Guarantor Releases, Lease Information, Title Documents, Orion Production Payment, Orion ORRI Assignment and TAW ORRI Assignment, all exhibits and schedules thereto, any other documents necessary to consummate the transaction contemplated by this Agreement and the instruments and documents required to be delivered hereunder at the Closing.

1.2          Other Definitional Provisions. Seller and Purchaser acknowledge, confirm and agree that:

(a)         The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.

(b)         Each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(c)         Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(d)         References to any gender include the other genders.

Asset Purchase Agreement

(e)         The words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”.

(f)          The terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)         The terms “day” and “days” mean and refer to calendar day(s).

(h)         The terms “year” and “years” mean and refer to calendar year(s).

(i)          All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(j)          Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.

(k)         In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule, the provisions of this Agreement shall control.

(l)          All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

ARTICLE II.
PURCHASE AND SALE

2.1          Purchase. Upon the terms and subject to the conditions set forth herein, on the Closing Date, but effective as of the Effective Date, Purchaser shall purchase from Seller, the assets set forth on Exhibit A hereto (collectively, the “Assets”), subject to the Permitted Encumbrances and Seller shall sell and convey the Assets as described on Exhibit A to Purchaser, subject to the Permitted Encumbrances. Seller shall execute and deliver to Purchaser all additional transfer documents required prior to or following the Closing Date in order to convey title to the Seller’s Assets.

(a)          Included in the definition of “Assets” as used herein shall be, Seller’s interest in:

(i)         all right, title and interest in and to Seller’s assets in Lincoln, Logan, and Payne Counties, Oklahoma, including all wells, leasehold, mineral and surface interest, personal property, and all other property or assets located on or associated with said field owned by Seller;

Asset Purchase Agreement

(ii)        all right, title and interest in and to those assets described as the Non-Operated Interests, located in Lincoln, Logan and Payne Counties, Oklahoma, that are operated by Equal Energy, Inc., and Bear Energy, Inc., which assets including all infrastructure, right of ways, easements, salt water disposal wells, electrical infrastructure, associated real property of said electrical structure, and all other property or assets located on or associated with said Non-Operated Interests owned by Seller;

(iii)       all right, title and interest in and to the asset described as the “Many Drinks” disposal well and equipment, all associated agreements (including all surface and infrastructure agreements and licenses), and all other property or assets located on or associated with said well owned by Seller;

(iv)       all right, title and interest in and to the Leasehold Estate acquired around the temporarily abandoned wells previously operated by and formerly owned by Midstates Petroleum or Equal Energy, Inc. or its subsidiary Petroflow Energy Corporation (the “TAW Leases”) and all other property or assets located on or associated with the TAW Leases owned by or leased to Seller, unless sold to Purchaser or other mutually agreed third party with notice to Purchaser prior to Closing; and

(v)        all right, title and interest in and to Seller’s assets in Okfuskee County, Oklahoma, all wells, leasehold, mineral and surface interest, personal property, and all other property or assets located on or associated with said field owned by Seller that were recently purchased by Seller from Orion Energy (the “Orion Energy Properties”).

(b)          Also included in the definition of Assets shall be:

(i)          the oil and gas wells, salt water disposal wells, injection wells, and other wells and wellbores located on the Leases, Surface Use Agreements, and/or lands pooled or utilized therewith, whether producing, shut in, plugged, or temporarily or permanently abandoned wells, described on Exhibit A (the “Wells”), including, without limitation, the interests specified on said Exhibit A with respect to the Wells;

(ii)         the leasehold estates created by the oil and gas leases as may be included in the production units for the Wells, any orders of the Corporation Commission of the State of Oklahoma applicable to the Wells, the production units for same and the oil and gas leases associated with the Wells listed on Exhibit A (the “Leases”) together with any and all other rights, title and interests of Seller in the Leases and/or lands covered by the Leases (the “Lands”), including mineral interests, fee owned interests, overriding royalty interests, production payments and other payments out of or measured by the value of oil and gas production from or attributable to the Leases, if any;

Asset Purchase Agreement

(iii)       all rights-of-ways, easements, surface use agreements, Permits and licenses appurtenant to the Leases, Wells, or Equipment (the “Surface Use Agreements”, which for the sake of clarity shall be considered to be part of the Assumed Contracts);

(iv)       all natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons (including produced water and carbon dioxide) whether gaseous or liquids, produced from or attributable to the Leases, or Wells (the “Hydrocarbons”) after the Effective Date;

(v)        all personal property, fixtures, improvements and facilities appurtenant to the Leases, Surface Use Agreements, or Wells or used in connection with the ownership or operation of the Leases, Surface Use Agreements, or Wells or the production, treatment, sale or disposal of the Hydrocarbons, that are on the Lands or used or obtained in connection with the Lands and Leases or with the production, treatment, sale or disposal of all produced or attributable hydrocarbons or water and all other appurtenances (the “Equipment”);

(vi)       all Assumed Contracts, which shall include, but not be limited to agreements and instruments by which any of the Leases, Surface Use Agreements, Wells, Hydrocarbons or Equipment are bound or which otherwise relate thereto;

(vii)      all seismic, engineering and third-party engineering reports, and geophysical data and well logs, in the possession or control of Seller, related to the Assets and which may be transferred to Purchaser without violating any third-party agreement, unless Purchaser has agreed to be bound by any such third-party agreement with the consent of said third-party;

(viii)     to the extent assignable under applicable Law, all of Seller’s rights in all Permits (including Environmental Permits) issued to or held by Seller; and

(ix)        all records and files in the Seller’s possession relating to the Leases, Surface Use Agreements, Wells, Hydrocarbons, Equipment, and Contracts, including without limitations all lease files, land files, well files, drilling reports, contract files, division order files, abstracts and title opinions (the “Records”).

2.2          Reserved Assets. All of the Seller’s rights, title and interests in and to the following (the “Reserved Assets”) are reserved and excepted from the sale and conveyance of the Assets by the Seller:

(a)         revenues, accounts receivable, including third party recoveries, arising out of, associated with, or relating to the Assets that are attributable to the period prior to the Effective Date;

(b)         the Seller’s Apache and Laredo non-operated assets located in Glasscock County, Texas;

(c)         all Hydrocarbons produced by the Assets prior to the Effective Date;

Asset Purchase Agreement

(d)         Claims and rights relating to over payments or refunds of costs and expenses arising out of, associated with, or relating to the Assets that are attributable to the period prior to the Effective Date;

(e)         all deposits made by the Seller and/or bonds posted by the Seller in connection with the Assets or any oil and gas activities associated therewith (collectively, the “Deposits and Bonds”);

(f)          the Texas Panhandle assets held by the Seller located in Hutchinson County, Texas; and

(g)         The Orion ORRI Assignment and TAW ORRI Assignment, which will be assigned to Seller at or before Closing as of the Effective Date.

2.3          Excluded Liabilities. The Purchaser shall not assume, or otherwise be responsible for, any of Seller’s Liabilities, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, or related or unrelated to Seller’s businesses, whether arising out of occurrences prior to or at or after the Effective Date, except for (a) the IBC Debt to be assumed pursuant to the Assumption Documents; and (b) the executory obligations and Liabilities associated with any Contracts listed on Exhibit B (the “Assumed Contracts”) that, by the terms of such Assumed Contracts, arise after the Closing (other than by virtue of a default or violation of any Assumed Contract occurring at or prior to the Closing), relate to periods following the Closing and are by their terms to be observed, paid, discharged, and performed as the case may be, at any time after the Closing; (c) any and all plugging and abandonment and environmental obligations related to the Assets; (d) any and all liabilities associated with the Assets after the Effective Date and (e) any other liabilities assumed by Purchaser herein.

2.4          Assumed Liabilities. At the Closing, subject to the terms and conditions of this Agreement and as partial consideration for the purchase of the Assets, Purchaser shall assume and agree to pay, perform and discharge as and when due, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”): the IBC Debt to be assumed pursuant to the Assumption Documents, all Liabilities related to Seller’s obligations for all commercially reasonable leasehold acquisitions and land costs, both paid and incurred but not paid, by Seller for the Orion Energy Properties (the Okemah Field), if any and the TAW Leases, all Liabilities relating to the Assets to the extent arising after the Effective Date under the Assumed Contracts or otherwise; provided, however, Purchaser shall not assume or be responsible for any Liability arising out of Seller’s breach, nonperformance or defective performance by Seller of any such Assumed Contracts, except as otherwise set forth in Section 2.9.

2.5          Purchase Price. The total purchase price payable by the Purchaser for the Assets (the “Purchase Price”) shall include the following:

(a)         The Purchaser shall pay $100.00 in cash at Closing (the “Cash Consideration”);

(b)         The assumption of the IBC Debt pursuant to the Assumption Documents;

Asset Purchase Agreement

(c)         The Purchaser shall assign to Seller a Production Payment by the reservation of twelve and one-half percent (12.5%) of Net Revenue attributable to and to the extent of any working interest, with a cap of $2.5 million total payment, covering properties which constitute Seller’s ownership in and to the Orion Energy Properties, after deduction of (a) royalties reserved in said lease(s); (b) all severance, production, excise, or other similar taxes measured by the Production Payment for that particular month shall be limited to the amount of or the value of such production; and (c) all lease operating and capital expenditures (subject to reasonable approval by the Seller), but not overhead associated with the properties. The twelve and one-half percent (12.5%) share of Seller’s net revenue interest out of which the Production Payment shall be made will not be burdened by administrative overhead costs). The Production Payment shall be evidenced by the Assignment of Production Payment in the form of Exhibit D hereto (the “Orion Production Payment”);

(d)         Seller shall reserve a three percent (3%) of 8/8ths overriding royalty interest (“ORRI”) in and to the Orion Energy Properties (the “Orion ORRI”), provided that revenues from said Orion ORRI shall be credited to the payment of sums payable to Seller under the terms of the Orion Production Payment (for avoidance of doubt, any sums that would have been paid to Seller but for reductions for unpaid bills pursuant to Section 2.7(c) will be included in calculating the cap of $2.5 million described above) and will not reduce the payment of net revenue interest to a payment of less than 75% to Purchaser. The Orion ORRI shall survive and continue in force upon termination of the Orion Production Payment by operation of its terms. The Orion ORRI shall be evidenced by the Assignment of Overriding Royalty Interest in the form of Exhibit E hereto (the “Orion ORRI Assignment”). A portion, if not all, of the Orion ORRI may have been assigned as of the date of this Agreement; and

(e)         an ORRI equal to the balance between 81.125% net revenue interest and the burdens of record to be reserved out of the Assignment of Oil and Gas Leases for the TAW Leases contemplated by this Agreement, which shall be evidenced by the Assignment of Overriding Royalty Interest in the form of Exhibit F hereto (the “TAW ORRI Assignment”). A portion of the TAW ORRI may have been assigned as of the date of this Agreement.

2.6          Reimbursement of Advances. Purchaser will reimburse Seller at Closing for documented, commercially reasonable advances made by Seller for lease acquisition costs and land costs made in connection with the TAW Leases during the period such leases were owned by Camber (the “TAW Lease Reimbursement”), as disclosed on Schedule 2.6, attached hereto.

Asset Purchase Agreement

2.7          Post-Closing True-Up for JIBs and AFEs, Title Defects and Benefits, Casualty Loss or Condemnation.

(a)         Purchaser and Seller agree that all revenues and joint interest billings (“JIB”) and authorization for expenditures (“AFEs”) related to the Assets, all material defects and benefits of title mutually agreed to by the Parties, and any and all casualty loss or condemnation affecting the Assets, prior to Closing, will be apportioned between Purchaser and Seller as of the Effective Date. Accordingly, Seller shall be entitled to any production revenues or other amounts realized from and accruing to their interest in the Assets before the Effective Date, and shall be liable for the payment of all JIB and AFE expenses attributable to the interest in the Assets prior to the Effective Date; and Purchaser shall be entitled to any production revenues or other amounts realized from and accruing to the Assets on or after the Effective Date, and shall be liable for the payment of all JIB and AFE expenses attributable to the Assets on or after the Effective Date. Such apportionment shall be based on the date the expense or revenue accrued to the Assets and not the date of the invoice for the same. The Parties shall work in good faith to agree to an equitable outcome and mutually agreeably solution which is fair and reasonable to both Parties in the event of any casualty loss relating to the Assets which is not accounted for prior to Closing. The Parties shall work in good faith following the Closing to effect any true-up required by this Section 2.7, provided further that this sentence will not affect or limit the rights of the Parties under Section 2.7(b) or Section 11.13.

(b)         At least five (5) days prior to the Closing Date, the Seller shall deliver a listing of all unpaid and payable bills related to the Assets (the “Unpaid Bills”). Such list (the “Unpaid Bills List”) shall include the following: (1) listing of the Unpaid Bills by Asset name, (2) copies of all the invoice for each Unpaid Bill; (3) for each Unpaid Bill a designation of which Party Seller is claiming is responsible for payment; (4) the due date of each Unpaid Bill; and (5) for each Unpaid Bill for which Seller is claiming to be liable, the date on which Seller intends to pay such Unpaid Bill. For any work involving the Assets which was performed before the Effective Date but not yet billed, such work will be considered an Unpaid Bill, and Seller will provide the same information as for invoiced bills in the Unpaid Bills List except the cost of such work if unknown may be listed as “unknown” or “estimated”. Notwithstanding the provisions of ARTICLE X herein below, in the event Seller fails to pay any JIB or AFE expense attributable to the interest in the Assets due and payable prior to the Effective Date, including, but not limited to the Unpaid Bills, Purchaser shall be entitled to pay such expenses and deduct the amount of such expenses from any sums payable to Seller by Purchaser, including but not limited to sums payable under the Orion Production Payment, Orion ORRI Assignment, or TAW ORRI Assignment from production payments or royalties payable to Seller. Prior to making payment of any pre-Effective Date expense of Seller, Purchaser shall make written presentment and demand for payment of the expense. If Seller fails to pay the expense within ten (10) days of presentment of the payment demand, Purchaser may pay the expense. If Seller contests the payment, either party may submit the matter to dispute resolution under the provisions of Section 11.12.

2.8          Tax Proration. Ad valorem taxes attributable to the Assets shall be prorated between the Seller and Purchaser at Closing as of the Effective Date.

Asset Purchase Agreement

2.9          Required Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Assets or interests therein as to which (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Consent (a “Required Consent”) would constitute a breach or violation thereof or of Applicable Law, or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of Purchaser and (ii) such Required Consent shall not have been obtained with respect to such Assets or interests therein prior to the Closing or within a reasonable period following the Closing. Any transfer or assignment to Purchaser by Seller of any such Asset or interest therein (a “Delayed Asset”), shall be made subject to all such Required Consents in respect of such Delayed Asset being obtained. If there are any Delayed Assets, Seller shall use its best efforts to obtain all Required Consents in respect thereof as promptly as practicable following the Closing, all without any cost or detriment to Purchaser or any of its Affiliates. Until all Required Consents with respect to each Delayed Asset have been obtained, Seller (a) shall hold the Delayed Asset on behalf of Purchaser, (b) shall cooperate with Purchaser for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by Seller as Purchaser’s agent) requested by Purchaser to provide Purchaser with all of the benefits of or under any such Delayed Asset and (c) shall otherwise enforce and perform for the account of Purchaser and as directed by Purchaser any other rights and obligations of such Seller arising from such Delayed Asset (and not waive, alter or amend any of same without the consent of Purchaser). Seller shall comply with its obligations under this Agreement and to maintain its corporate or other existence until all obligations pursuant to this Section and otherwise herein are performed in full and all Delayed Assets are transferred and assigned hereunder. At such time and on each occasion after the Closing Date as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by the applicable Seller to Purchaser (or, at Purchaser’s direction) for no additional consideration without any further act on the part of any Party. Seller agrees to execute any and all documents or instruments necessary to transfer or assign the Delayed Assets to Purchaser. Purchaser shall be responsible for all Liabilities associated with Delayed Assets after the Effective Date. In the event any Required Consent is not obtained within six (6) months from the Closing Date, Purchaser, at Purchaser’s sole option may (i) re-convey the Delayed Asset to Seller, (ii) receive a refund from Seller equal to (A) the portion of the Purchase Price attributable to such Delayed Asset, to be mutually agreed upon by Seller and Purchaser, less (B) any proceeds received by Purchaser attributable to such Delayed Asset, and (iii) receive reimbursement from Seller for all Liabilities relating to the Delayed Asset paid by the Purchaser during the period Purchaser owned such Delayed Asset.

ARTICLE III.
CLOSING

3.1          Closing. Unless this Agreement shall have been terminated pursuant to ARTICLE VIII, but subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement, including ARTICLE II herein (the “Closing”) shall take place at the offices of Purchaser located at 4040 Broadway, Suite 425, San Antonio, Texas 782069, or remotely by mail, facsimile, e-mail and/or wire transfer, in each case to the extent acceptable to the Parties hereto, or at such other place as is mutually acceptable to the Parties on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE IV (excluding conditions that, by their terms, cannot be satisfied until the Closing Date but subject to the satisfaction or waiver of such conditions at the Closing), or on such other date as is mutually acceptable to the Parties. Except as otherwise provided in this Agreement, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any Party of any obligation under this Agreement. The date on which the Closing occurs is referred to as the “Closing Date”.

Asset Purchase Agreement

ARTICLE IV.
CLOSING CONDITIONS

4.1          Conditions to the Obligations of Each Party to Complete the Acquisition. The obligations of the Parties to consummate the Acquisition are subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)         IBC Debt Assumption. The Purchaser, Seller and IBC Bank shall have entered into the Assumption Documents in form satisfactory to IBC Bank, the Seller, Purchaser, and Guarantors, which shall provide for among other things, the release of Seller from any and all obligations owed under the IBC Debt and/or the Loan Agreement and Seller’s note with IBC Bank. Guarantors and Seller and their Affiliates shall have executed mutual releases of all claims they may have against the other and their Affiliates that arose prior to the date of the mutual releases. Further, Seller and Segundo Resources, LLC and its Affiliates shall have executed a mutually satisfactory settlement agreement disposing of all claims arising out of or related to the Asset Purchase Agreement executed by Seller and Segundo Resources, LLC, and others on December 30, 2015.

(b)         IBC Bank Approval. IBC Bank shall have approved and consented to the terms of this Agreement and the Acquisition (the “IBC Approval”).

(c)         Glasscock County Release of Lien. Seller shall have received a written release, in form reasonably acceptable to Seller, of the lien on the Apache assets held by the Seller located in Glasscock County, Texas from IBC Bank (the “Glasscock Release”).

(d)         Shareholder Approval. This Agreement, the Acquisition and the other Transaction Documents, and the transactions contemplated therein shall have been approved by the shareholders of the Seller pursuant to Applicable Law and the rules and regulations of the NYSE American (the “Shareholder Approval”). Such approvals shall be provided to Purchaser prior to the Closing Date.

(e)         No Adverse Decision. There shall be no action, suit, investigation or Proceeding pending or threatened by or before any court, arbitrator or administrative or Governmental Authority which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or any of the other Transaction Documents or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

4.2          Conditions to Purchaser’s Obligation to Complete the Acquisition. Purchaser’s obligation hereunder to purchase and pay for the Assets is subject to the satisfaction, on or before the Closing of the following conditions, any of which may be waived, in whole or in part, by Purchaser in its sole discretion, and Seller shall use its reasonable best efforts to cause such conditions to be fulfilled:

(a)         Representations and Warranties Correct; Performance. The representations and warranties of Seller contained in this Agreement (including as provided in ARTICLE V), herein and the exhibits and schedules hereto), the Seller Disclosure Schedule and in each Transaction Document shall be true, complete and accurate when made and on, as of the date hereof and on the Closing. Seller shall have duly and properly performed, complied with and observed their covenants, agreements and obligations contained in this Agreement and in each Transaction Document to be performed, complied with and observed on or before the Closing. The Purchaser shall have received a certificate(s) executed by Seller to that effect.

Asset Purchase Agreement

(b)         Purchase Permitted by Applicable Laws. The purchase of the Assets to be acquired by Purchaser hereunder shall not be prohibited by any Applicable Law or governmental regulation and shall not subject Purchaser or its Affiliates to any Tax (not otherwise expressly assumed by Purchaser under this Agreement, which obligation regarding Tax Liability shall be the sole obligation of Purchaser to confirm), penalty, Liability or other onerous condition under or pursuant to any Applicable Law or governmental regulation.

(c)         Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Seller in connection with the transactions contemplated hereby and in each Transaction Document and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received all such information and such counterpart originals or certified or other copies of such documents as Purchaser may reasonably request.

(d)          Seller’s Closing Deliveries. Seller shall have delivered, or caused to be delivered to Purchaser the following on or prior to the Closing Date, unless the delivery of which has been (i) waived by Purchaser; or (ii) this Agreement provides that the delivery of such will be made by the Seller subsequent to the Closing:

(i)          resolutions of Seller’s Board of Directors approving this Agreement and the transactions contemplated herein;

(ii)         minutes of, and/or an affidavit of voting inspector of, the Seller’s special or annual meeting relating to the Shareholder Approval, confirming the Seller’s approval for such Shareholder Approval, to the extent required under Applicable Law and/or the rules and regulations of the NYSE American;

(iii)       all lease information, geology, due diligence and title report information relating to the Assets which is reasonably requested by the Purchaser from the Seller and from the operator(s) of the Assets (“Lease Information”);

(iv)       documents evidencing title to any Assets for which title or ownership documents exist and any other documentation as may be reasonably requested by Purchaser evidencing the purchase by Purchaser of the Assets (the “Title Documents”);

(v)        executed Assignments assigning title to the Assets from each of the Seller to the Purchaser in the form of the Assignments attached hereto as Exhibit C;

(vi)       a fully executed copy of the Assumption Documents;

Asset Purchase Agreement

(vii)      copies of the [A] Assumed Contracts, [B] Surface Use Agreements; and [C] Records;

(viii)     an updated Unpaid Bills List current through the Closing Date;

(ix)       documents evidencing the valid assignment and continuation in the name of Purchaser of any and all agreements, understandings or Contracts relating to the Assets, the operations of the Assets and the business of the Assets, including but not limited to the Assumed Contracts, if any, and including, but not limited to the Required Consents; and

(x)        all other materials, Consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by Seller at or before the Closing.

(e)          Approvals and Consents. Seller shall have duly obtained all authorizations, Consents, rulings, approvals, licenses, franchises, Permits and certificates, or exemptions therefrom, by or of all federal, state and local Governmental Authorities and non-governmental administrative or regulatory agencies having jurisdiction over the Parties hereto, this Agreement, the Assets, or the transactions contemplated hereby or in any of the other Transaction Documents.

(f)           Purchaser Due Diligence. Purchaser shall have conducted due diligence and verified among other things, the rights and Liabilities associated with the Assets (the “Purchaser Due Diligence”). Seller agrees to afford to the officers and authorized representatives of Purchaser, reasonable access to the properties, books and records of the Seller, as the case may be, in order that it may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Seller and the Assets, and will furnish Purchaser with such additional financial and operating data and other information as to the Assets as the Purchaser shall from time to time reasonably request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and each party hereto shall cooperate fully therein. No investigation by a Party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other Party under this Agreement. The occurrence of any issues in the Purchaser Due Diligence will not be grounds for termination of this Agreement by Purchaser unless such issues in aggregate would constitute a Material Adverse Effect on the Assets, provided the Parties shall work in good faith to address all such reasonable issues which are raised by Purchaser.

(g)          Contractual Consent(s) to Assignment. All Consents required for the assignment to Purchaser of any Contract, instrument, commitment or agreement including the Assets and the Assumed Contracts, if any, shall have been obtained by Seller.

(h)          Shareholder Approval. The Shareholder Approval shall have been obtained by the Seller.

Asset Purchase Agreement

4.3          Conditions to the Obligation of Seller to Complete the Acquisition. The obligation of the Seller to consummate the transactions contemplated hereby, to sell the Assets to the Purchaser, and the obligations of the Seller under the other Transaction Documents, is subject to the fulfillment of the following conditions on or prior to the Closing, any of which may be waived, in whole or in part, by the Seller, in its sole discretion, and Purchaser shall use its best efforts to cause such conditions to be fulfilled:

(a)         Representations and Warranties Correct; Performance. The representations and warranties of Purchaser in this Agreement (including as provided in ARTICLE VI herein and the exhibits and schedules hereto), the Purchaser Disclosure Schedule and the other Transaction Documents shall be true, complete and accurate when made on and as of the Closing. Purchaser shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement and the other Transaction Documents to be performed, complied with and observed on or before the Closing. Purchaser shall have delivered to Seller a certificate signed by Purchaser, dated as of Closing, to such effect.

(b)          Purchase Permitted by Applicable Laws. The purchase of and payment for the Assets to be delivered by Seller hereunder shall not be prohibited by any Applicable Law or governmental regulation.

(c)          Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Purchaser in connection with the transactions contemplated hereby and the other Transaction Documents and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received all such information and such counterpart originals or certified or other copies of such documents as Seller may reasonably request.

(d)          Purchaser’s Closing Deliveries. Purchaser shall have delivered, or caused to be delivered to Seller the following on or prior to the Closing Date, unless the delivery of which has been (i) waived by the Seller; or (ii) this Agreement provides that the delivery of such will be made by the Purchaser subsequent to the Closing:

(i)         resolutions of the Purchaser’s Managers and Members approving this Agreement, the other Transaction Documents and the transactions contemplated herein and therein;

(ii)        the Cash Consideration;

(iii)       a fully executed copy of the Assumption Documents;

(iv)       the IBC Approval;

(v)        the Glasscock Release;

(vi)       the full amount of the TAW Lease Reimbursement;

(vii)      executed and notarized copies of the Orion Production Payment, Orion ORRI Assignment and TAW ORRI Assignment;

Asset Purchase Agreement

(viii)     reimbursement for the full amount of the Deposits and Bonds; and

(ix)       all other materials, Consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by Purchaser at or before the Closing.

(e)          No Adverse Decision. There shall be no action, suit, investigation or Proceeding pending or threatened by or before any court, arbitrator or administrative or Governmental Authority which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the other Transaction Documents or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

(f)           Shareholder Approval. The Shareholder Approval shall have been obtained by the Seller.

(g)          No Outstanding Disclosure Objection Issues. Any and all issues or objections raised by Seller relating to any Purchaser Disclosure Schedule shall have been satisfied or addressed to the reasonable discretion of the Seller.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, represents and warrants on the date hereof and the Closing Date that the following representations and warranties are true and correct to the best of Seller’s knowledge, except as set forth in a disclosure schedule delivered to the Purchaser by the Seller (the “Seller Disclosure Schedule”, which shall include not only those schedules deliverable pursuant to this ARTICLE V, but also any schedule deliverable by Seller pursuant to any provision of this Agreement, and together with the Purchaser Disclosure Schedule, shall be defined herein each as a “Disclosure Schedule”) within twenty (20) days of the execution of this Agreement by Seller (unless such date is extended in the sole discretion of the Purchaser) (the “Seller Disclosure Schedule Deadline” and together with the Purchaser Disclosure Schedule Deadline, the “Disclosure Schedule Deadlines”) by the Seller, which shall be arranged in sections corresponding to the numbered sections of this ARTICLE V, it being agreed that disclosure of any item on the Seller Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Seller Disclosure Schedule, and which Seller Disclosure Schedule shall be updated for any changes in the information thereto prior to Closing.

5.1          Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the laws of its state of formation and is in good standing as a foreign entity in each other jurisdiction where Assets are owned, leased or operated or the business conducted by it requires such qualification, except where the failure to so qualify would not result in a Material Adverse Effect on Seller. Seller has the power and authority to conduct all of the activities conducted by it as such powers relate to the Assets and to own or lease all of the Assets owned or leased by it.

Asset Purchase Agreement

5.2          Authorization. This Agreement has been duly authorized, executed and delivered by Seller, and this Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other Laws affecting the enforcement of creditors’ rights generally and by principles of equity.

5.3          No Conflict or Violation; Default. Neither the execution and delivery of this Agreement or any Transaction Document which the Seller is party, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with or result in a breach of or constitute a default under (a) or result in the termination or the acceleration of, or the creation in any Person of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, Contract, lease, sublease, loan agreement, note or other obligation or Liability (each, a “Seller Contract”) to which Seller is a party or by which it is bound, (b) any provision of the certificate of incorporation (or other formation documents, as applicable) or bylaws of Seller, (c) any judgment, Order, decree, rule or regulation of any Governmental Authority to which Seller or Seller’s business is subject or (d) any Applicable Laws or regulations. There is no (with or without the lapse of time or the giving of notice or both) known violation or default or, to the Knowledge of Seller, threatened violation or default of or under any Seller Contract.

5.4          Consents. No Consent is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or the other Transaction Documents to which the Seller is a party, or the consummation by Seller of the transactions contemplated herein or therein, except for the Required Consents, and except for the consent of IBC Bank, the Shareholder Approval and the consent of the NYSE American, each as discussed and contemplated herein.

5.5          Corporate Authority. Seller, if an entity, has full authority to execute and to perform this Agreement and the other Transaction Documents to which the Seller is a party in accordance with its and their terms and the execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party, and, the consummation of the transactions contemplated hereby and thereby have been duly authorized, no further authorization or approval, whether of the Board of Directors, or of Governmental Authorities or otherwise, is necessary in order to enable Seller to enter into and perform the same, except for the approval of IBC Bank, the Shareholder Approval and the consent and approval of the NYSE American of the transactions contemplated hereby and the Acquisition, to the extent necessary or required; and this Agreement and the other Transaction Documents to which the Seller is a party constitutes a valid and binding obligation enforceable against Seller in accordance with its and their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other Laws affecting the enforcement of creditors’ rights generally and by principles of equity.

5.6          Compliance With Laws. To Seller’s Knowledge, the Assets are not in violation of any Laws, governmental Orders, rules or regulations, whether federal, state or local, which may have a Material Adverse Effect as to the Assets. Seller has not received notice of any violation of any Law, or any potential Liability under any Law, relating to the operation or use of the Assets, and Seller has no Knowledge of any such violation or potential Liability. If Seller is made known of any violation or potential Liability prior to the Closing Date, Seller shall disclose to Purchaser.

Asset Purchase Agreement

5.7          Litigation. To Seller’s Knowledge, except as disclosed on Schedule 5.7, there are no actions, suits, Proceedings or investigations (including any purportedly on behalf of Seller) pending or, threatened against or affecting the Seller’s Assets; Seller is not operating under, subject to, in violation of or in default with respect to, any judgment, Order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign in connection with the Seller’s Assets. No inquiries have been made directly to Seller by any Governmental Authority which might form the basis of any such action, suit, Proceeding or investigation, or which might require Seller to undertake a course of action which would involve any expense in connection with the Seller’s Assets.

5.8          Taxes. Seller has filed, or caused to be filed, or will cause to be filed, with the appropriate U.S. federal, state, local and foreign governmental agencies all required Tax and Tax Returns. Seller does not have any Liability, contingent or otherwise, for any Taxes, excise Taxes, assessments, charges, penalties or interest, including, without limitation, any which may arise as a result of the Acquisition (but not including sales Taxes, if any, payable as a result of the sale of the Assets as contemplated by this Agreement), other than amounts adequately reserved for. Seller has not received directly or indirectly notice of, nor is it otherwise aware of any Tax audit or examination; Seller is not a party directly or indirectly to any action or Proceeding by any Governmental Authority for assessment or collection of Taxes, excise taxes, charges, penalties or interest in connection with the Assets, nor has any Claim for assessment and collection been asserted against Seller directly or indirectly in connection with the Assets; nor has Seller executed a waiver of any statute of limitations with respect thereto. Seller has not received notices and is not otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such Taxes in connection with the Assets. No extensions of time are in effect for the assessment of deficiencies for such Taxes associated with the Assets in respect of any period.

5.9          No Untrue Representation or Warranty. To Seller’s Knowledge, no representation or warranty of Seller contained in this Agreement or any Transaction Document to which the Seller is a party, or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Purchaser by Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

5.10        Environmental Matters. To Seller’s Knowledge, the operations of the Assets are currently and have been in compliance in all material respects with all applicable Environmental Laws and all licenses and Permits issued pursuant to Environmental Laws or otherwise. Seller has not received any written communication alleging either that it or the Assets may be in violation of any Environmental Law or that it may have any Liability under any Environmental Law. The Seller has made available to the Purchaser any and all material Permits, spill reports and notifications from any Governmental Authority, court, administrative agency or commission or other Governmental Authority or instrumentality held, prepared or received, as applicable, by Seller in connection with the Seller’s Assets, at any time during the past three (3) years (or such shorter period that the Seller has owned the Assets) with respect to the generation, treatment, storage and disposition by Seller of Hazardous Materials. Seller has not received any written notice, whether from a Governmental Authority, court, administrative agency or commission or other Governmental Authority or instrumentality, citizens group, employee or otherwise, that alleges that Seller’s Assets are not in compliance with any Environmental Law, and, to the Knowledge of Purchaser, there are no circumstances that may prevent or interfere with Seller’s Assets compliance with any Environmental Law in the future. To the Knowledge of Seller: (a) no current or prior owner of the Seller’s Assets has received since January 1, 2016 any written notice or other communication relating to the Seller’s Assets, whether from a Governmental Authority, court, administrative agency or commission or other Governmental Authority or instrumentality, citizens group, employee or otherwise, that alleges that such current or prior owner or Seller are not in compliance with or violated any Environmental Law relating to such Seller’s Assets and (b) Seller does not have any material Liability under any Environmental Law. Seller is not aware of any ongoing environmental corrective action or remediation action on Seller’s Assets.

Asset Purchase Agreement

5.11        Title to Assets.

(a)         Neither Seller nor its Affiliates have previously sold the Seller’s Assets or provided any Person rights to ownership of the Seller’s Assets; and

(b)         Seller has no present or future obligation or requirement to compensate any Person with respect to any of the Seller’s Assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of the Seller’s Assets, except those obligations contained in the Assumed Contracts, if any.

5.12        Brokers; Investment Bankers. No broker, or investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

5.13        Proxy Statement. None of the information to be included in the Proxy Statement will, at the time of filing therewith with the SEC, the mailing thereof or any amendments or supplements thereto, or at the time of the shareholder’s meeting (if deemed necessary or warranted), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.14        Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V, no Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby.

Asset Purchase Agreement

5.15        As Is Conveyance Except as otherwise provided herein, the Assets will be conveyed AS IS and WITH ALL FAULTS. The Assignments will contain the disclaimer set forth below (the “Disclaimer”). The Seller acknowledges that nothing in the Disclaimer will limit or terminate any liability such Seller may have pursuant to ARTICLE X hereof in connection with any Environmental Liabilities attributable to the Seller Ownership Period (each as defined in Section 10.1 hereof):

This Assignment is made on an “AS IS”, “WHERE IS” and “WITH ALL FAULTS” basis. Except as specifically represented in this Assignment or in the Agreement, Assignee acknowledges that it is not relying upon any representation, statement or other assertion with respect to the condition of the Assets, but is relying upon its examination of the Assets. Except for the representations, warranties and covenants expressly made herein or in the Agreement, Assignor has not made, and does not make any representations, warranties or covenants of any kind or character whatsoever, whether express or implied, with respect to the quality or condition of the Assets, the suitability of the Assets for any and all activities and uses which Assignee may conduct thereon, or of the HABITABILITY, MERCHANTABILITY, or FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES. FURTHER, EXCEPT AS MAY BE CONTAINED IN THE AGREEMENT, ASSIGNOR DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS CONCERNING DESIGN, QUALITY, PRODUCTIVE CAPACITY, RESERVES OF HYDROCARBONS, FOOTAGE, PHYSICAL CONDITION, OPERATION, COMPLIANCE WITH SPECIFICATION, ABSENCE OF LATENT DEFECTS, OR COMPLIANCE WITH LAWS AND REGULATIONS (INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY AND THE ENVIRONMENT) OR ANY OTHER MATTER AFFECTING OR RELATED TO THE ASSETS. ASSIGNEE HEREBY FURTHER ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY WARRANTIES AS TO PRODUCTIVE CAPACITY, CONDITION OF THE EQUIPMENT, HYDROCARBON RESERVES OR GEOLOGY OF THE ASSETS AND AS TO INCOME TO BE DERIVED FROM THE ASSETS. WITHOUT LIMITING THE FOREGOING, BUT EXCEPT AS MAY BE CONTAINED IN THE AGREEMENT, ASSIGNOR DOES NOT AND HAS NOT MADE ANY WARRANTIES REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS (AS DEFINED IN THE AGREEMENT) ON, UNDER OR ABOUT THE ASSETS OR THE COMPLIANCE OR NON-COMPLIANCE OF THE ASSETS WITH ANY STATUTE, LAW, ORDINANCE, CODE, RULE, REGULATION, ORDER OR DECREE REGULATING, RELATING TO OR IMPOSING LIABILITY (INCLUDING STRICT LIABILITY) OR STANDARDS OF CONDUCT CONCERNING ANY HAZARDOUS MATERIALS. ASSIGNEE ACKNOWLEDGES THAT ASSIGNEE HAS INSPECTED THE ASSETS AND ACCEPTS THE ASSETS “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”.

5.16        Disclosure. There is no information that Seller may not disclose to Purchaser because, in such Seller’s reasonable determination, (i) disclosure of such information would jeopardize any attorney-client or other similar privilege or (ii) disclosure of such information would contravene any Applicable Law or fiduciary duty of Seller.

Asset Purchase Agreement

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller on the date hereof and on the Closing Date that the following representations and warranties are true and correct to the best of Purchaser’s knowledge, except as set forth in a disclosure schedule delivered to the Seller by the Purchaser (the “Purchaser Disclosure Schedule”, which shall include not only those schedules deliverable pursuant to this ARTICLE VI, but also any schedule deliverable by Purchaser pursuant to any provision of this Agreement, and together with the Seller Disclosure Schedule, shall be defined herein each as a “Disclosure Schedule”) within twenty (20) days of the execution of this Agreement by the Purchaser (unless such date is extended in the sole discretion of the Seller)(the “Purchaser Disclosure Schedule Deadline” and together with the Seller Disclosure Schedule Deadline, the “Disclosure Schedule Deadlines”), by the Purchaser, which shall be arranged in sections corresponding to the numbered sections of this ARTICLE VI, it being agreed that disclosure of any item on the Purchaser Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Purchaser Disclosure Schedule, and which Purchaser Disclosure Schedule shall be updated for any changes in the information thereto prior to Closing:

6.1          Organization, Good Standing and Qualification; Related. Purchaser is validly existing and in good standing under the Laws of the state of Texas and has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. The Purchaser or a Purchaser Affiliate will be a licensed operator in the State of Oklahoma on or before the Closing Date.

6.2          Corporate Authority.

(a)         Purchaser has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery by Seller is a valid and legally binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other Laws affecting the enforcement of creditors’ rights generally and by principles of equity.

(b)         Purchaser has taken all required actions under corporate law to approve and adopt this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.

(c)         Purchaser’s Managers, by resolutions duly adopted by unanimous vote at a meeting of all managers of Purchaser duly called and held or via a written consent of all managers, and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof approved this Agreement, the other Transaction Documents, to which the Purchaser is a party, the Acquisition, and the other material transactions and agreements contemplated herein, and has determined that this Agreement, the other Transaction Documents, the Acquisition, and the other material transactions and agreements contemplated herein, the transactions contemplated hereby and thereby, are fair to, and in the best interests of Purchaser.

Asset Purchase Agreement

(d)         No declaration, filing or registration with, or notice to, or authorization, Consent or approval, ratification or permission of, any Governmental Authority or authority or other Person is necessary for the execution and delivery of this Agreement or the other Transaction Documents to which the Purchaser is a party, by Purchaser, or the consummation by Purchaser of the transactions contemplated hereby, other than such Consents which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and would not prevent or materially delay the consummation of the Acquisition.

6.3          Governmental Filings; No Violations.

(a)         No notices, reports, registrations or other filings are required to be made by Purchaser with, nor are any Consents, registrations, approvals, Permits or authorizations required to be obtained by Purchaser from, any Governmental Authority, in connection with the execution and delivery by Purchaser of this Agreement or the other Transaction Documents to which the Purchaser is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby, except for those that the failure to make or obtain would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

(b)         The execution, delivery and performance of this Agreement and any Transaction Document to which it is a party by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not, constitute or result in (i) a breach or violation of, or a default under, the formation documents of Purchaser, (ii) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of an Encumbrance on the assets of Purchaser (with or without notice, lapse of time or both) pursuant to any material agreement or Contract binding upon Purchaser or any Law or governmental or non-governmental Permit or license to which Purchaser is subject, except, in the case of clause (ii) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Purchaser.

6.4          Brokers; Investment Bankers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements, written, oral or otherwise made by or on behalf of Purchaser (or any of its Affiliates).

6.5          No Conflict or Violation; Default. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of or constitute a default under (a) or result in the termination or the acceleration of, or the creation in any Person of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, Contract, lease, sublease, loan agreement, note or other obligation or Liability (each, a “Purchaser Contract”) to which Purchaser is a party or by which it is bound, (b) any provision of the certificate of incorporation or bylaws of Purchaser, (c) any judgment, Order, decree, rule or regulation of any Governmental Authority to which Purchaser or Purchaser’s business is subject or (d) any Applicable Laws or regulations. There is no (with or without the lapse of time or the giving of notice or both) violation or default or, to the Knowledge of Purchaser, threatened violation or default of or under any Purchaser Contract.

Asset Purchase Agreement

6.6          Litigation. There is no Claim, action, suit, Proceeding, or investigation pending or, to the Knowledge of Purchaser threatened against Purchaser or its managers, officers, agents or employees (in their capacity as such) relating to Purchaser’s business, its assets or any properties or rights of Purchaser’s business or that is reasonably likely to adversely affect the transactions contemplated hereby. There are no Orders, writs, injunctions or decrees currently in force against Purchaser or its managers, officers, agents or employees (in their capacity as such) with respect to the conduct of Purchaser’s business.

6.7          Proxy Statement. None of the information supplied or to be supplied by Purchaser for inclusion in the Proxy Statement or any amendment or supplement thereto will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.8          No Violation of Law. The Purchaser is not in violation of, nor has the Purchaser been given written (or, to the Knowledge of Purchaser, oral) notice of, any violation of any Law, statute, Order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser. Purchaser is not in violation of the terms of any Permits, licenses, franchises, variances, exemptions, Orders and other governmental Consents necessary to conduct its businesses as presently conducted, except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser.

6.9          Access to Information; Independent Investigation. Purchaser and its representatives represent and confirm that each has direct knowledge of the Assets, the rights related thereto, and the Liabilities associated therewith, due to, among other things, the fact that such Assets were previously majority owned by entities affiliated with the owners of the Purchaser and because Richard N. Azar II, a principal of the Purchaser, was the former Chief Executive Officer of the Seller. Purchaser and its representatives have conducted their own independent investigation, review and analysis of the Assets, and Purchaser acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents, of the Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in this Agreement; and (b) neither the Seller nor any other Person has made any representation or warranty as to Seller, the Assets or this Agreement, except as expressly set forth in this Agreement and the schedules hereto. In no event, will any prior knowledge, experience, or information known to Purchaser as a result of Purchaser’s Affiliates’ prior ownership of any Asset, or as a result of Richard N. Azar II having previously served as the Chief Executive Officer of Seller, limit any representation, warranty, or covenant of Seller made herein.

Asset Purchase Agreement

6.10        No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to the Seller or their representatives pursuant hereto, or in connection with the transactions contemplated hereby, contains any known untrue statement of a material fact, or omits to state any known material fact necessary to make the statements contained herein or therein not misleading.

6.11        As Is Conveyance. Except as otherwise expressly provided herein, the Assets will be conveyed AS IS and WITH ALL FAULTS. The Assignments will contain the Disclaimer.

6.12        Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE VI, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VII.
COVENANTS AND AGREEMENTS OF THE PARTIES

7.1          Conduct of Seller Prior to the Closing. Except as otherwise contemplated by this Agreement, required pursuant to Applicable Law, disclosed on Schedule 7.1, or unless the Seller has received the written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the period beginning on the date this Agreement is executed by the Parties hereto until the earlier of (a) the termination of this Agreement pursuant to ARTICLE VIII, below; and (b) the Closing (as applicable, the “Pre-Closing Period”), Seller shall conduct its business only in, and not take any action except in, the Ordinary Course of Business. Without limiting the generality of the preceding, Seller, shall, except as provided in this Section 7.1:

(a)          not adopt a plan or agreement of complete or partial liquidation or dissolution;

(b)          except in the Ordinary Course of Business, not materially modify or amend, or terminate any material Contract, or waive, relinquish, release or terminate any material right or material Claim, or enter into any Contract that would have been a material Contract if it had been in existence at the time of the execution of this Agreement, except for:

(i)         agreements or transactions contemplated by this Agreement or the other Transaction Documents; and

(ii)        agreements commonly entered into by oil and gas companies in connection with the conduct of oil and gas exploration, development and production, including, but not limited to, joint operating agreements, farm-in agreements, farm-out agreements, joint venture agreements, production sharing Contracts, lease extensions, lease renewals, lease acquisitions, leasehold exchange agreements, non-operated well elections, participations and related Authorization for Expenditures (AFEs), and the like, provided that the Seller shall be require to obtain the prior approval of the Managers of Purchaser for any single transaction exceeding $25,000, or series of transactions exceeding $50,000 in the aggregate;

(c)          not agree to take any of the foregoing actions; and

Asset Purchase Agreement

(d)          shall (i) maintain production in paying quantities of all Assets that were producing as of June 1, 2018; (ii) maintain the Assets in good and working condition; (iii) fully pay all just debts to all third parties providing services to the Assets; (iv) timely pay all royalties, taxes, and assessments against the Assets and production of oil, gas and other hydrocarbons from the Assets; and (v) prevent or timely remove all liens and claims against the Assets except as required by documents collateralizing the Loan Agreement; provided that in the event any requirement in (i) through (v) above requires that the Seller spend an amount in excess of $5,000, Seller will not be under any obligation to spend such amount, or take such action(s), without the mutual consent of both Seller and Purchaser, and such failure to spend such amount shall not be deemed a condition or requirement of Closing.

7.2          Seller Shareholders’ Meeting.

(a)          Seller shall take all action necessary and within its powers under Applicable Law to call, give notice of and hold a meeting (such meeting, the “Shareholders’ Meeting”) of the holders of common stock and preferred stock to vote on, among other things, the approval of the transactions contemplated by this Agreement and the sale of the Assets to Purchaser (collectively, the “Shareholder Approval Matters”). The Shareholders’ Meeting shall be held as promptly as practicable after the date this Agreement is executed by the Parties and the mailing of the Proxy Statement to Seller’s shareholders. Seller shall utilize commercially reasonable best efforts to ensure that all proxies solicited in connection with the Shareholders’ Meeting are solicited in compliance with all Applicable Laws.

7.3          Proxy Statement. As promptly as practicable after the date of this Agreement, the Seller shall prepare cause to be filed with the SEC the Proxy Statement. Seller shall use commercially reasonable best efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and the NYSE American, to respond promptly to any comments of the SEC or the NYSE American or their respective staff and to clear comments, if any, on the Proxy Statement as promptly as practicable after it is filed with the SEC. Seller shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of Seller as promptly as practicable after the date of this Agreement. If at any time prior to the Closing Date any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Seller shall prepare and shall file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Seller shall use commercially reasonable efforts to cause the Proxy Statement to clear comments with the SEC and/or become effective, as applicable.

ARTICLE VIII.
TERMINATION AND WAIVER

8.1          Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing (it being agreed that the Party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other Party or Parties hereto):

(a)          by mutual written agreement of the Purchaser and the Seller;

Asset Purchase Agreement

(b)          by either the Purchaser, on the one hand, or the Seller on the other hand, in each case with five (5) days prior written notice, if the Closing shall have not been consummated by September 30, 2018, or such other date as the Purchaser and the Seller shall agree upon in writing; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 8.1(b) if Purchaser is in material breach of this Agreement and such breach is the principal cause for the failure of the Closing to not have occurred by such date, and the Seller may not terminate this Agreement pursuant to this Section 8.1(b) if Seller is in material breach of this Agreement and such breach is the principal cause for the failure of the Closing to not have occurred by such date;

(c)          by either Purchaser, on the one hand, or Seller, on the other hand, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final, nonappealable Order or any Law, or refused to grant any required Consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits or materially limits the consummation of the transactions contemplated hereby;

(d)          by Purchaser, if (i) there has been a material violation, material breach or material failure to perform by any Seller of any of its representations, warranties, covenants or agreements contained in this Agreement which, if capable of being cured, has not been cured within ten (10) days after written notice thereof to such Seller or waived in writing by Purchaser or (ii) an event has occurred (other than a material breach of this Agreement by Purchaser) such that a condition to the obligations of Purchaser cannot be satisfied or is reasonably likely not to be capable of satisfaction, then Purchaser may, upon written notice to Seller, at any time prior to the Closing during the period that such violation, breach or failure is continuing, terminate this Agreement with the effects set forth in Section 8.2;

(e)          by the Purchaser or the Seller, if the shareholders of Seller fail to approve the Shareholder Approval Matters at the Shareholders’ Meeting (including any adjournment or postponement thereof) and/or if IBC Bank has confirmed in writing that it will not approve and consent to the terms of this Agreement, or if the Assumption Documents are not acceptable to Purchaser and Seller;

(f)           by Seller if (i) there has been a material violation, material breach or material failure to perform by Purchaser of any of its respective representations, warranties, covenants or agreements contained in this Agreement which, if capable of being cured, has not been cured within ten (10) days after written notice thereof to Purchaser or waived in writing by Seller or (ii) an event has occurred (other than a material breach of this Agreement by Seller) such that a condition to the obligations of Seller cannot be satisfied or is reasonably likely not to be capable of satisfaction, then Seller may, upon written notice to Purchaser at any time prior to the applicable Closing during the period that such violation, breach or failure is continuing, terminate this Agreement with the effects set forth in Section 8.2; or

(g)          by Purchaser if the Seller seeks voluntary bankruptcy protection or is involuntarily placed into bankruptcy (and such bankruptcy is not dismissed within 60 days), or if IBC Bank forecloses on any portion of the Assets or begins foreclosure proceedings on any portion of the Assets.

Asset Purchase Agreement

8.2          Notice of Termination; Effect of Termination.

(a)         Termination of this Agreement pursuant to Section 8.1 shall not in any way affect the rights of any Party against any other Party that has violated or breached any of such Party’s representations, warranties or covenants of this Agreement prior to termination hereof. If Purchaser is the breaching party, then Purchaser shall indemnify Seller and its Affiliates for all Losses arising out of such breach. If Seller is the breaching party, then Seller shall indemnify Purchaser and its Affiliates for all Losses arising out of such breach.

(b)         Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating Party as described in Section 8.1. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect and no Party (or any partner, owner, director, officer, employee, Affiliate, agent or other representative of such Party) shall have any Liability to any other Party hereto, as applicable, except (a) as otherwise provided by the terms of this Section 8.2 and ARTICLE X, all of which shall survive the termination of this Agreement, and (b) subject to the terms of Section 10.6, nothing herein shall relieve any Party or Parties hereto, as applicable, from Liability for any willful breach of, fraud or intentional misrepresentation in connection with, this Agreement.

8.3          Extension; Waiver. At any time and from time to time prior to the Closing, any Party or Parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein, provided that any such extension or waiver by the Seller shall only be provided by the Seller. Any agreement on the part of a Party or Parties to any such extension or waiver, subject to the above, shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable, subject to the above. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX.
CONFIDENTIALITY

9.1          Confidentiality Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this ARTICLE IX. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

Asset Purchase Agreement

9.2          Required Disclosure. Notwithstanding Section 9.1 above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the SEC, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

9.3          Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department or outside legal counsel solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this ARTICLE IX.

9.4          Receiving Party Personnel1. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement and will be required to abide by the terms thereof. Any third-party contractors, other than attorneys, that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

9.5          Survival. The obligation of confidentiality under this ARTICLE IX shall survive the Closing and/or the termination of this Agreement for a period of two years.

Asset Purchase Agreement

ARTICLE X.
INDEMNIFICATION

10.1        Indemnification by Seller. Subject to the provisions of this ARTICLE X, Seller agrees to indemnify, defend and hold Purchaser and its Affiliates, parents, stockholders, subsidiaries, officers, directors, employees, agents, members, managers, successors and assigns (such indemnified Persons are collectively hereinafter referred to as “Purchaser Indemnified Persons”), harmless from and against any and all Losses that any Purchaser Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to: (a) the non-fulfillment of any covenant, undertaking, agreement or other obligation of such Seller under this Agreement, any Schedule hereto or any of the other Transaction Documents; (b) any action taken by such Seller prior to the Closing in connection with the Assets and/or the use of such Assets prior to the Effective Date, or the operations of such Seller prior to and subsequent to Closing (except in connection with the operation of the Assets post-Closing); (c) relating to the Liabilities of such Seller not expressly assumed hereunder; or (d) the breach of any representation, warranty or covenant of such Seller in this Agreement or any Transaction Document to which the Seller is a party and the Seller shall defend and hold each Purchaser Indemnified Person harmless from and against any Losses that any Purchaser Indemnified Person may suffer, sustain, incur or become “Losses” as used in this ARTICLE X are not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of third party Claims. Payment is not a condition precedent to recovery of indemnification for Losses. The Seller shall not be liable to the Purchaser Indemnified Persons for indemnification under this ARTICLE X until the aggregate amount of all Purchaser Indemnified Persons Losses in respect of indemnification under this ARTICLE X exceeds the Minimum Claim Amount, in which event the Seller shall be required to pay or be liable for all such Losses from the first dollar. Seller’s indemnification obligations under this Section 10.1 shall be limited to no more than $500,000.00 (the “Cap”). For avoidance of doubt, the provisions of Section 2.7(b) are in addition to this Section 10.1, i.e., this Section 10.1 shall not limit the provisions of Section 2.7 (b) and any sums deducted under Section 2.7 (b) shall not be counted in the Minimum Claim Amount (defined below) or the Cap.

10.2        Indemnification by Purchaser. Subject to the provisions of this ARTICLE X, Purchaser agrees to indemnify, defend and hold Seller and their Affiliates, parents, stockholders, subsidiaries, officers, directors, members, managers, employees, agents, successors and assigns (such indemnified Persons are collectively hereinafter referred to as “Seller Indemnified Persons” and together with the Purchaser Indemnified Persons, the “Indemnified Persons”), harmless from and against any and all Losses that any Seller Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to: (a) the use of the Assets by the Purchaser after the Effective Date; (b) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Purchaser under this Agreement or any Transaction Document; (c) any inaccuracy of any representation of Purchaser in this Agreement or any Transaction Document; (d) any environmental Claims arising from any act or omission by the Purchaser or the failure of Purchaser to comply with any Environmental Law in connection with the Assets post-Closing or (e) the breach of any warranty or covenant of Purchaser in this Agreement or any Transaction Document. The Liability of the Purchaser under this Section 10.2, shall not exceed the Cap.

10.3        Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and other provisions of this Agreement which by their terms or by implication are to have continuing effect after the expiration or termination of this Agreement shall survive the Closing Date or the termination of this Agreement for any reason whatsoever and shall remain in full force and effect for nine months from the Effective Date.

Asset Purchase Agreement

10.4        Indemnification Procedure.

(a)         Promptly following receipt by an Indemnified Person of notice by a third party (including any Governmental Authority) of any complaint or the commencement of any audit, investigation, action or Proceeding with respect to which such Indemnified Person may be entitled to receive payment from the other Party for any Loss, as provided by Section 10.1 or Section 10.2, such Indemnified Person shall notify the Party who has the responsibility to provide indemnification as provided in by Section 10.1 or Section 10.2 (i.e., the Purchaser or the applicable Seller, as applicable, the “Indemnifying Party”), promptly following the Indemnified Person’s receipt of such complaint or notice of the commencement of such audit, investigation, action or Proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from Liability hereunder with respect to such Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in harm or prejudice to the Indemnifying Party. The Indemnifying Party may, upon written notice delivered to the Indemnified Person within twenty (20) days thereafter assuming full responsibility for any Losses resulting from such investigation, action or Proceeding, assume the defense of such investigation, action or Proceeding, to the extent such investigation, action or Proceeding involves solely monetary damages, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of the fees and disbursements of such counsel; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any investigation, action or Proceeding if (i) such Claim may result in criminal Liability of, or equitable remedies against, the Indemnified Person; or (ii) the Indemnified Person reasonably believes that the interests of the Indemnifying Party and the Indemnified Person with respect to such Claim are in conflict with one another, and as a result, the Indemnifying Party may not adequately represent the interests of the Indemnified Person in such Claim.

(b)         If, however, the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the audit, investigation, action or Proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Person, in either case within such twenty (20) day period, or if the Indemnifying Party is not entitled to assume the defense of the investigation, action or Proceeding in accordance with the preceding sentence, then such Indemnified Person may employ counsel to represent or defend it in any such audit, investigation, action or Proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Person as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or Proceeding. If the Indemnifying Party fails to diligently prosecute the defense of any audit, investigation, action or Proceeding, the Indemnified Person may pay, compromise, and defend such audit, investigation, action or Proceeding and seek indemnification for any and all Claims, Liabilities, losses, damages, costs, expenses, penalties, fines, judgments and fees based upon, arising from or relating to such audit, investigation, action or Proceeding. In any audit, investigation, action or Proceeding for which indemnification is being sought hereunder the Indemnified Person or the Indemnifying Party, whichever is not assuming the defense of such action, may participate in such matter and retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Person (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Person (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

Asset Purchase Agreement

(c)         No Indemnified Person may settle or compromise any investigation, action or Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of such Claim pursuant to this ARTICLE X or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all Liability arising out of such Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Person, settle or compromise any Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Person and its officers, directors, managers, employees and Affiliates from all Liability arising out of such Claim, (y) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Person and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Person or any of the Indemnified Person’s Affiliates.

10.5        Claims Period. The period during which a Claim for indemnification may be asserted under this ARTICLE X by an Indemnified Party (the “Claims Period”) shall begin on the date hereof and terminate nine (9) months after the Closing Date (except as otherwise set forth in this Section 10.5); provided, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive for the period provided in such covenants and agreements, if any, or until fully performed. Notwithstanding the foregoing, if, before the close of business on the last day of the applicable Claims Period, the Indemnifying Party is properly notified of a Claim for indemnity hereunder and such Claim is not finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity hereunder until such Claim is finally resolved or disposed of in accordance with the terms hereof.

10.6        Liability Limits.

(a)         The total aggregate amount of the Liability of the applicable Indemnifying Party shall not exceed the applicable Cap; and no Indemnified Party shall be indemnified by an Indemnifying Party pursuant to ARTICLE X for any Losses unless and until the aggregate amount of such Losses exceeds $50,000 (the “Minimum Claim Amount”), after which the applicable Indemnified Party shall be obligated for such aggregate Losses, including, but not limited to the Minimum Claim Amount, from the first dollar, in an amount not to exceed the applicable Cap. For avoidance of doubt, the provisions of Section 2.7(b) are in addition to this Section 10.6, i.e., this Section 10.6 shall not limit the provisions of Section 2.7(b) and any sums deducted under Section 2.7(b) shall not be counted in the Minimum Claim Amount.

Asset Purchase Agreement

(b)         Payments by an Indemnifying Party pursuant to ARTICLE X in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Person in respect of any such Claim. The Indemnified Person shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses before seeking indemnification under this Agreement.

(c)         In no event shall any Indemnifying Party be liable to any Indemnified Person for any punitive, incidental, exemplary, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Transaction Document, or diminution of value or any damages based on any type of multiple (except to the extent such types of damages constitute losses to a third party as a result of any Claim).

(d)         The amount of any indemnity obligation of any Indemnifying Party to the Indemnified Parties provided in this Agreement shall be computed net of any insurance proceeds actually received by an Indemnified Person (net of any deductible amounts, increases in premiums and costs and expenses incurred with respect to such insurance Claims) in connection with or as a result of any Claim giving rise to an indemnification Claim hereunder. If the indemnity amount is paid to the Indemnified Parties by any Indemnifying Party prior to the Indemnified Person’s actual receipt of insurance proceeds related thereto, the Indemnified Person shall, if permissible by the terms of the applicable policy, assign its right to such insurance and allow the Indemnifying Party to pursue collection of such insurance proceeds or, if such payment has been made by any of the Indemnifying Parties, and an Indemnified Person subsequently receives such insurance proceeds, then the Indemnified Person shall promptly pay to or at the direction of the Indemnifying Party the amount of such insurance proceeds subsequently received (net of all related costs, expenses and other losses), but not more, in the aggregate, than the indemnity amount paid by the Indemnifying Party. Notwithstanding the foregoing, no Indemnified Person shall be required to (i) pursue such insurance prior to seeking indemnification under this ARTICLE X or (ii) commence litigation to recover proceeds under such insurance policies if it is unreasonable do so.

(e)         No Indemnified Person shall be entitled to indemnification hereunder for any loss in respect of any Claim to the extent that (i) such loss would not have arisen but for the enactment of any legislation not in effect on the Closing Date or any change of any Law or administrative practice of any Governmental Authority after the Closing Date or any change in any generally accepted accounting principles after the Closing Date, including in each case any legislation or change which takes effect retrospectively, (ii) such loss has arisen as a result of any act or omission by the party seeking indemnification on or after the Closing Date (including without limitation resulting from any change in accounting principles, practices or methodologies) and to the extent of any loss arising from any breach by the party seeking indemnification of its obligations under this Agreement or the other Transaction Documents (in each case provided such party’s breach is a principal cause or principal contributing factor to such party’s Losses related thereto), and (iii) such loss is offset by a corresponding gain accruing after the Closing Date, directly or indirectly, to the benefit of the party seeking indemnification, as a direct result of the act, matter, omission or circumstance giving rise to such loss.

Asset Purchase Agreement

ARTICLE XI.
MISCELLANEOUS

11.1        Notices. All notices and other communications hereunder (“Notices”) shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent via facsimile or e-mail (with confirmation of transmission) or sent by a nationally recognized overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to Seller, to:

Camber Energy, Inc.

Attn: Louis Schott

4040 Broadway, Suite 425

San Antonio, Texas 78209

Phone: 210-998-4035

Fax: 210-829-1224

Email: louisgschott@gmail.com

with a copy to (which shall not constitute notice hereunder):

The Loev Law Firm, PC

Attn: David M. Loev, Esq. and John S. Gillies, Esq.

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Phone: (713) 524-4110

Fax: (713) 524-4122

Email: dloev@loevlaw.com and john@loevlaw.com

(b)          if to Purchaser, to:

N&B Energy, LLC

Attn: Richard Azar, Manager

4040 Broadway, Suite 425

San Antonio, Texas 78209

Phone: (210) 829-7151

Fax: (210) 829-1224

Email: richarda@sezarenergy.com

Asset Purchase Agreement

with a copy to (which shall not constitute notice hereunder):

Knobles, Raetzsch, Moore & Eveld, LLP

Attn: Christopher H. Moore or Stephen K. Ganske

202 N. Camp Street

Seguin, Texas 78209

Phone: 830-379-9445

Email: cmoore@krmelaw.com; sganske@krmelaw.com

or at such other address or number as shall be designated by either of the parties in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular or registered or certified mail, three Business Days after it is duly deposited in the mails; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; (D) in the case of a notice sent by email that the computer of the Person sending the email message has generated a receipt evidencing that the recipient has read the email message, upon telephone confirmation of receipt, or upon email reply from the Person to whom the email was sent (i) confirming receipt of the email, or (ii) responding to the email and including the text thereof in the body of the response; and (E) in the case of a notice sent by overnight mail or overnight courier service, upon confirmation of delivery thereof by the United States Postal Service or the reputable overnight courier service, as applicable.

11.2        No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly set forth in ARTICLE X as to Indemnified Parties.

11.3        Schedules and Exhibits. The schedules and exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

11.4        Entire Agreement; Modification. This Agreement, including the schedules, exhibits and amendments hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party hereto. No provision of this Agreement may be amended other than by an instrument in writing signed by the Purchaser and the Seller.

11.5        Headings. The headings contained in this Agreement and in the schedules and exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6        Assignments and Successors. The Purchaser may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Seller and IBC, except Purchaser may assign this Agreement to a Purchaser Affiliate. No Seller may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Purchaser or IBC. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such applicable consent shall be void and of no effect. This Agreement will be binding upon and shall be enforceable by the Parties hereto and their respective successors and permitted assigns.

Asset Purchase Agreement

11.7        Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Purchaser or Seller, as applicable, shall record the Assignments and all state assignments and all other real estate filings in all applicable real property records and/or, if applicable, all state agencies and send file stamped and recorded copies of the same to Seller/Purchaser, as applicable.

11.8        No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between Persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

11.9        Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, Tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

11.10      Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict provision or rule (whether of Texas or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied and Applicable Laws of the United States of America. The obligations of the Parties hereto are to be performed in Texas. All disputes, Claims, demands, actions, causes of action, suits or Proceedings by and among the parties to this Agreement shall be adjudicated, litigated, heard or tried, if at all, exclusively in the state or federal courts of Bexar County, Texas. Bexar County, Texas shall be the mandatory, exclusive place for the adjudication, litigation, hearing or trial of any matter by and among the parties to this Agreement. Each party to this Agreement hereby irrevocably waives any right to have any such dispute, Claim, demand, action, cause of action, suit or Proceeding adjudicated, litigated, heard or tried in any place other than Texas.

11.11      Waiver of Jury Trial. Each of the Parties irrevocably waives any and all rights to trial by jury in any action or Proceeding between the Parties arising out of or relating to this Agreement and the transactions contemplated hereby.

Asset Purchase Agreement

11.12      Dispute Resolution. The Parties agree that any and all future disputes or claims arising out of or relating to this Agreement, or the breach thereof, shall be subject to the following process:

(a)         An aggrieved or complaining Party shall deliver a reasonably detailed written notice of the substance of alleged breach, claim, or dispute to the party against whom the complaint or grievance is asserted. The responding Party shall have ten (10) days to cure or otherwise resolve the alleged dispute or breach from the date of receipt of the notice;

(b)         In the event the alleged breach, claim, or dispute is not resolved by negotiation between the Parties within the ten (10) day cure period, the alleged breach, claim, or dispute may be submitted to arbitration under the laws of the State of Texas, administered in accordance with the American Arbitration Association’s Commercial Arbitration Rules (the “AAA Rules”).

(c)         A single neutral arbitrator shall be selected by the Parties. A judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof within sixty (60) days of final hearing thereon by the arbitrator.

11.13      Specific Performance. The Parties hereto acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Texas or any Texas state court, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

11.14      Non-Waiver. The failure in any one or more instances of a Party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

11.15      Non-Compensatory Damages. Neither Purchaser nor Seller shall be entitled to recover from the other, or their respective Affiliates, any indirect, special, consequential, punitive or exemplary damages, or damages for lost profits of any kind or loss of business opportunity, arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Purchaser, on behalf of itself and each of its Affiliates, and Seller, on behalf of itself and each of its Affiliates, waive any right to recover any indirect, special, consequential, punitive or exemplary damages, or damages for lost profits of any kind or loss of business opportunity, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Asset Purchase Agreement

11.16      Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.17      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.18      Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (including email) or as an electronic download (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

11.19      Transaction Expenses. Each Party shall be responsible for the payment of any and all of its own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement (“Transaction Expenses”).

Asset Purchase Agreement

11.20      Post-Closing Matters. Seller and Purchaser each hereby covenant that they will, whenever and as reasonably requested by the other Party hereto and at such non-requesting Party’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as Seller or Purchaser, as applicable, may reasonably require in order to complete, insure and perfect the transfer, conveyance and assignment to Purchaser of the Assets, to provide Seller the full Purchase Price thereof, or to undertake any other covenant, condition, requirement or transaction contemplated herein. Purchaser or a Purchaser Affiliate shall assume the operations on the Assets at Closing.

[Remainder of page left intentionally blank. Signature pages follow.]

Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the day and year first written above.

“PURCHASER”

N&B ENERGY, LLC
/s/ Richard Azar
Richard Azar
Manager

“SELLER”

CAMBER ENERGY, INC.
/s/ Louis G. Schott
Louis G. Schott
Interim Chief Executive Officer

Asset Purchase Agreement

[Signature Page of Seller and Purchaser]

EXHIBIT A

LIST OF ASSETS

EXHIBIT “A”

CAMBER ENERGY, INC., TO N&B ENERGY, LLC

LINCOLN COUNTY, OKLAHOMA
Well Name	Legal Description	County	OCC Order#	Unit Size	Working Interest	NRI
SPARTA #1-3H	§3-T14N-R4E	LINCOLN	543002	639.86	0.08839253	0.07071343
BONUS #1-4H	§4-T14N-R4E	LINCOLN	537070	634.88	0.07743200	0.06194500
NECTAR #1-4H	§4-T14N-R5E	LINCOLN	552270	633.48	0.08960041	0.07159529
CRETE #1-5H	§5-T14N-R5E	LINCOLN	546615	636.24	0.08802653	0.07012919
MEDUSA #1-6H	§6-T14N-R5E	LINCOLN	636095	640	0.28800000	0.22461907
ERME #1-7H	§7-T15N-R4E	LINCOLN	560609	634.97	0.07600000	0.06080000
MIDAS #1-8H	§8-T14N-R5E	LINCOLN	543052	640	0.08867350	0.06841856
MEEN #1-8H	§8-T15N-R4E	LINCOLN	557551	640	0.07600000	0.06080000
ANTHONY #1-9H	§9-T14N-R4E	LINCOLN	561384	640	0.08400000	0.06720000
CORINTH #1-9H	§9-T14N-R5E	LINCOLN	560428	640	0.08821052	0.07048342
LUBIN #1-9H	§9-T15N-R4E	LINCOLN	553366	640	0.07600000	0.06080000
ALICE #1-9H	§9-T15N-R5E	LINCOLN	622389	640	0.23554617	0.18843694
SPHINX #1-10H	§10-T14N-R4E	LINCOLN	553669	641.09389	0.08669477	0.05790504
FOY #1-10H	§10-T15N-R4E	LINCOLN	542986	640	0.07578900	0.06044450
TELLURIDE #1-10H	§10-T15N-R5E	LINCOLN	639585 AND 639199	640	0.30000000	0.24000000
STAVROS #1-11H	§11-T14N-R4E	LINCOLN	536804	640	0.08910263	0.07168000
ABO #1-11H	§11-T15N-R4E	LINCOLN	544556	640	0.07600000	0.06080000
SUNDANCE #1-11H	§11-T15N-R5E	LINCOLN	636344	640	0.30000000	0.24000000
TROJAN #1-12H	§12-T14N-R4E	LINCOLN	628530 AND 641316	640	0.28481850	0.22605480
GILBERT #1-12H	§12-T15N-R4E	LINCOLN	550090	640	0.07600000	0.06072550
MORPHEUS #1-13H	§13-T14N-R4E	LINCOLN	629538	640	0.28712500	0.22970001
BRIXEY #1-13H	§13-T15N-R4E	LINCOLN	539626	640	0.07600000	0.06080000

EXHIBIT “A” - CONTINUED

LINCOLN COUNTY, OKLAHOMA
Well Name	Legal Description	County	OCC Order#	Unit Size	Working Interest	NRI
VESTA #1-14H	§14-T14N-R4E	LINCOLN	537163	640	0.08910263	0.07168001
ELIZABETH #1-14H	§14-T15N-R4E	LINCOLN	542985	640	0.08106500	0.06110637
LAKE LOUISE #1-14H	§14-T15N-R5E	LINCOLN	639978	640	0.30000000	0.24000000
TITAN #1-15H	§15-T14N-R4E	LINCOLN	547296	640	0.08896052	0.06813334
GREENFIELD #1-15H	§15-T15N-R4E	LINCOLN	537264	640	0.07600000	0.06080000
SANTA FE #1-15H	§15-T15N-R5E	LINCOLN	636177	640	0.30000000	0.24000000
CHAD #1-16H	§16-T14N-R4E	LINCOLN	546720	640	0.08700000	0.06906875
CHAD #2-16H	§16-T14N-R4E	LINCOLN	618941	640	0.05160000	0.04116319
ICARUS #1-16H	§16-T14N-R5E	LINCOLN	551250	640	0.08959998	0.07167973
BALSAM #1-16H	§16-T15N-R4E	LINCOLN	548089	640	0.07600000	0.06080000
ELMO #1-17H	§17-T15N-R4E	LINCOLN	550346	640	0.07600000	0.05973425
VENUS#1-17H	§17-T14N-R5E	LINCOLN	558317	640	0.08959999	0.07149332
ALFRED #1-18H	§18-T15N-R4E	LINCOLN	536803	637.24	0.07766870	0.06174890
CANUTE #1-19H	§19-T15N-R4E	LINCOLN	539625	635.05	0.07728900	0.06141053
ACROPOLIS #1-19H	§19-T15N-R5E	LINCOLN	561569	200.406	0.08825001	0.07060001
FRANCISCO #1-20H	§20-T15N-R4E	LINCOLN	539627	640	0.07600000	0.06018548
BURL #1-20H	§20-T15N-R5E	LINCOLN	564427	640	0.08514300	0.06676700
ATHENA #1-20H	§20-T14N-R5E	LINCOLN	572289	640	0.08605797	0.06751201
MELOSA #1-21H	§21-T14N-R4E	LINCOLN	563953	640	0.04818209	0.03836007
SARTAIN #1-21H	§21-T14N-R5E	LINCOLN	564760	640	0.09516687	0.07613349
ABEL #1-21H	§21-T15N-R4E	LINCOLN	546552	640	0.07600000	0.05687000
ADONIS #1-22H	§22-14N-5E	LINCOLN	149957	640	*0.09202801	*0.07204364
CUPID	§22-T14N-R4E	LINCOLN	563316	640	0.07304600	0.05843700
ACHILLES #1-22H	§22-T15N-R4E	LINCOLN	537051	640	0.08824990	0.07028895

* after payment of Non Consent Penalty

EXHIBIT “A” - CONTINUED

LINCOLN COUNTY, OKLAHOMA
Well Name	Legal Description	County	OCC Order#	Unit Size	Working Interest	NRI
STEAMBOAT #1-22H	§22-T15N-R5E	LINCOLN	626232	640	0.29934342	0.23947474
ZEPHIR #1-23H	§23-T14N-R4E	LINCOLN	549456	640	0.04435890	0.03548712
PANDORA #1-25H	§25-T14N-R4E	LINCOLN	502203	640	0.30000000	0.23918569
WHISTLER #1-26H	§26-T15N-R5E	LINCOLN	642081	640	0.30000000	0.24000000
CALYPSO #1-27H	§27-T14N-R5E	LINCOLN	628371	640	0.28328550	0.22662840
XANTHUS #1-27H	§27-T15N-R4E	LINCOLN	532223	640	0.08925000	0.07058200
ABRAHAM #1-28H	§28-T15N-R4E	LINCOLN	549284	640	0.07600000	0.06080000
DAMASCUS #1-29H	§29-T15N-R4E	LINCOLN	548860	640	0.07550000	0.05991419
DORIANS #1-29H	§29-T15N-R5E	LINCOLN	564427	640	0.08517700	0.06950100
YANI #1-31H	§31-T15N-R5E	LINCOLN	617838	640	0.26894693	0.21515754
HOMER #1-32H	§32-T15N-R5E	LINCOLN	551385	640	0.08824998	0.07032422
CANYONS #1-33H	§33-T14N-R5E	LINCOLN	619273	640	0.29060000	0.23248000
HELM #1-33H	§33-T15N-R4E	LINCOLN	551385	640	0.07600000	0.06080000
GODDESS #1-34H	§34-T15N-R4E	LINCOLN	508199	640	0.08825050	0.07058990
CYCLOPS #1-35H	§35-T15N-R2R	LINCOLN	485542	640	0.00880729	0.00704584
NIGHTFALL #1-36H	§36-T14N-R4E	LINCOLN	631124	640	0.30000000	0.24000000

LOGAN COUNTY, OKLAHOMA
Well Name	Legal Description	County	OCC Order#	Unit Size	Working Interest	NRI
HORSETHIEF #1-12H	Lots 2, 3 and 4 and N/2 NE/4 and SW/4 NE/4 §12-T17N-R1E, Payne County, and Lots 5 and 6 §12-T17N-R1E, Logan County	LOGAN	495158	246	0.99750000	0.79800000
COUGAR #1-35H	§27-T17N-R1E	LOGAN	499607	160	0.18000000	0.13955532
TIGER #1-28H	§28-T17N-R1E	LOGAN	558265	320	0.08698915	0.06890198
FLOSSIE #1-33H	§33-T17N-R1E	LOGAN	545768	640	0.08650883	0.06871506

EXHIBIT “A” - CONTINUED

PAYNE COUNTY, OKLAHOMA
Well Name	Legal Description	County	OCC Order#	Unit Size	Working Interest	NRI
SINGLE SHOT #1	§1-T17N-R1E	PAYNE	510245	640	0.99750000	0.79800000
JUDGE #1-H	SW/4 §2-T17N-R1E and S/2 §3- T17N-R1E	PAYNE	500260	480	0.97916670	0.78333336
BIG SHOT #1-5H	§5-T17N-R2E	PAYNE	530742	640	1.00000000	0.80000000
DOUBLE SHOT #1-6H	§6-T17N-R2E	PAYNE	517360	639.75	0.95545106	0.73201214
ALLIE #1-H	E/2 §10-T17N-R1E and W/2 §11- T17N-R1E	PAYNE		640	0.98437500	0.78750000
MINNICH #5	NE/4 §11-T17N-R1E	PAYNE		160	0.99717110	0.79773688
MINNICH #7	NE/4 §11-T17N-R1E	PAYNE		20	0.99825000	0.79860000
CAIN #1-H	SE/4 §11-T17N-R1E, and Lot 1 and SW/4 SW/4, a/d/a SW/4, §12- T17N-R1E	PAYNE	491676	320	0.98138154	0.80144062
FRUIN #1-12H	§12-T17N-R1E	PAYNE	639962	80	0.99750000	0.79800000
LONGAN #6	§12-T17N-R1E	PAYNE			0.99717110	0.79773688
LONGAN #1	N/2 NW/4 §12-T17N-R1E	PAYNE		80	0.99717110	0.79773688
HORSETHIEF #1-12H	Lots 2, 3 and 4 and N/2 NE/4 and SW/4 NE/4 §12-T17N-R1E, Payne County, and Lots 5 and 6 §12-T17N-R1E, Logan County	PAYNE	495158	246	0.99750000	0.79800000
GRIP #1-12	E/2 NW/4 §12-T17N-R1E	PAYNE		80	0.80659100	0.64527280
SOUTH DOWNEY #2-A	§13-T17N-R1E	PAYNE	480799	20	0.98750000	0.79000000
COLLINS #1-12H	NE/4 and E/2 NW/4 §14-T17N- R1E and NW/4 §13-T17N-R1E	PAYNE	450799	367.9	0.99760600	0.79808480
SHAWN #1-H	SW/4 and W/2 NW/4 §14-T17N- R1E	PAYNE		240	1.00000000	0.80000000
LEGATE	E/2 §15-T17N-R1E	PAYNE		320	0.50000000	0.40000000
CHENEY SHOT #1-H	§20-T18N-R2E	PAYNE	536976	640	0.92000000	0.73600000
NORTHERN SHOT #1-25H	§25-T18N-R1E	PAYNE	492832	640	0.99750000	0.79800000
RIFLE SHOT #1-H	§29-T18N-R2E	PAYNE	589572	640	0.92000000	0.73600000
BUCKSHOT #1-H	§30-T18N-R2E	PAYNE	532092	635.04	0.98241575	0.78121474
NICE SHOT #1-31H	§31-T18N-R2E	PAYNE	521500	636.32	0.99750000	0.79800000
SOUTHERN SHOT #1-36H	§36-T18N-R1E	PAYNE		640	1.00000000	0.80000000
COYLE STATE #1-36	NE/4 §36-T18N-R1E	PAYNE		160	1.00000000	0.80000000

EXHIBIT “A” - CONTINUED

OKFUSKEE COUNTY, OKLAHOMA
Well Name	Legal Description	County	OCC Order#	Unit Size	Working Interest	NRI
HOBBY 1-9H	SECTION 9-10N-09E	OKFUSKEE			0.95025000	0.78652643
LOVE 1-8H	SECTION 8-10N-09E	OKFUSKEE		160	1.00000000	0.82083352
MIDWAY 1-4H	SECTION 4-10N-09E	OKFUSKEE	568706 & 578485	642.64	0.94940262	0.77827297
OAKLAND 1-5H	SECTION 5-10N-09E	OKFUSKEE	665544		0.95025000	0.77049143
STEFFEN 1-5SWD	SECTION 5-10N-09E	OKFUSKEE
BLACKHAWK 1-27H	SECTION 27-12N-09E	OKFUSKEE	563864	640	0.95025000	0.76592851
LIGHTNING 1-34H	SECTION 34-12N-09E	OKFUSKEE	563861 & 578486	640	0.95025000	0.78388343
MONTGOMERY 1-35 SWD	SECTION 35-12N-09E	OKFUSKEE
ALTUS1-27H	SECTION 27-11N-10E	OKFUSKEE		140	1.00000000	0.78066407
DAVIS 1-34H	SECTION 34-11N-10E	OKFUSKEE	584715	640	0.97583008	0.78878498
WALKER BROS 1-27 SWD	SECTION 27-11N-10E	OKFUSKEE
TURBEVILLE 1-33	SECTION 33-11N-10E	OKFUSKEE		278	1.00000000	0.79828290

*One or more of the above wells may no longer be in production, but same are included herein for the purpose of conveying all equipment associated therewith and to convey the wellbore interest if the well is later re-entered.

** Net Revenue Interest for well in Okfuskee County, Oklahoma to be supplemented prior to Closing.

EXHIBIT B

ASSUMED CONTRACTS

The contracts and agreements burdening the ownership of the Assets located in Lincoln, Logan, Payne, and Okemah Counties, Oklahoma, including, without limitation, the Leases, all partnership, joint venture, area of mutual interest, non-compete, farmout, farmin, purchase, sale, divestiture, acquisition and material confidentiality agreements of which any terms remain executory, gathering contracts, transportation contracts, disposal or injection contracts and all other material contracts relating to the Oklahoma Assets, as amended, or supplemented, from time to time, including but not limited to the following:

(1)       The Leases conveyed pursuant to the Agreement;

(2)       Central Prospect Participation Agreement, dated June 15, 2012, between Sezar Energy, LP, Brittany Energy and Petroflow Energy Corp.;

(3)       The Joint Operating Agreement dated July 1, 2011 by and between Equal Energy, US, Inc., as Operator, and Azar Minerals, et al, as Non Operators, said Joint Operating Agreement covering a total of 46 wells;

(4)       The purchase agreement dated June 1, 2014 by and between Scissortail Energy, LLC, Processor, and Sezar Energy, LP, et al, as Supplier, for the purchase of Hydrocarbons from the Wells and Leases;

(5)       First Amendment to the Gas Purchase and Processing Agreement dated effective January 1, 2008, between Scissortail Energy, LLC, as Buyer, and Azar Minerals, Ltd., as Seller, for the purchase of Hydrocarbons from the Wells and Leases;

(6)       Gas Purchase Contract dated January 1, 2007, between DCP Midstream, LP, as Buyer, and Special Energy Corp., as Seller, for the purchase of Hydrocarbons from the Wells and Leases;

(7)       Crude Oil Purchase Agreement dated March 25, 2015, between Pacer Energy Marketing, LLC, as First Purchaser, and Equal Energy US, Inc., as Seller, for the purchase of Hydrocarbons from the Wells and Leases;

(8)       Gas Gathering and Processing Agreement dated August 1, 2005, as amended October 1, 2007, by and between Superior Pipeline Company, as Buyer, and Brittany Energy, LLC, as Supplier, for the purchase of Hydrocarbons from the Wells and Leases;

(9)       Gas Purchase Contract dated January 1, 2008, between DCP Midstream, LP, as Buyer, and Altex Energy Corporation, as Seller, for the purchase of Hydrocarbons from the Wells and Leases;

 1

(10)       Gas Purchase Contract dated March 1, 2012, between DCP Midstream, LP, as Buyer, and Petroflow Energy Corporation, as Seller, for the purchase of Hydrocarbons from the Wells and Leases; and

(11)       Replacement Gas Purchase Contract to be effective January 1, 2016, between DCP Midstream, LP, as Buyer, and Equal Energy US, Inc., as Seller, for the purchase of Hydrocarbons from the Wells and Leases.

If, in the event any of the above contracts are no longer in effect, this Assumed Contract shall automatically include any contract entered into to replace said terminated contract listed above.

 2

EXHIBIT C

ASSIGNMENT AND BILL OF SALE

STATE OF OKLAHOMA	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF ________________________	§

That Camber Energy, Inc., a Nevada corporation, hereinafter collectively called “Assignor”, whether one or more, for and in consideration of the sum of ONE DOLLAR ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, subject to the Exceptions to Conveyance and Warranty, does hereby assign, transfer, sell and convey unto N&B Energy, LLC, a Texas limited liability company, whose mailing address is 4040 Broadway, Suite 425, San Antonio, Texas 78209, hereinafter called “Assignee”, all of Assignor’s record interest and beneficial interest not of record in the amounts set forth on Exhibit “A” hereto (the “Percentage Interests”), in and to the following real, personal or mixed interests and rights affecting lands situated in _________________ County, Oklahoma, to-wit:

(a)       the oil and gas wells, salt water disposal wells, injection wells, and other wells and wellbores located on the Leases, Surface Use Agreements, and/or lands pooled or utilized therewith, whether producing, shut in, plugged, or temporarily or permanently abandoned wells, described on Exhibit “A” (the “Wells”), including, without limitation, the interests specified on said Exhibit “A” with respect to the Wells;

(b)       the leasehold estates created by the oil and gas leases as may be included in the production units for the Wells, any orders of the Corporation Commission of the State of Oklahoma applicable to the Wells and the production units for same (the “Leases”) together with any and all other rights, title and interests of Assignor in the Leases and/or lands covered by the Leases (the “Lands”), including mineral interests, overriding royalty interests, production payments and other payments out of or measured by the value of oil and gas production from or attributable to the Leases, if any;

(c)       all rights-of-ways, easements, surface use agreements, Permits and licenses appurtenant to the Leases, Wells, or Equipment (the “Surface Use Agreements”, which for the sake of clarity shall be considered to be part of the Assumed Contracts, AS DEFINED BELOW);

(d)       all natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons (including produced water and carbon dioxide) whether gaseous or liquids, produced from or attributable to the Leases, or Wells (the “Hydrocarbons”) after the Effective Date (as defined in the Agreement);

(e)       all personal property, fixtures, improvements and facilities appurtenant to the Leases, Surface Use Agreements, or Wells or used in connection with the ownership or operation of the Leases, Surface Use Agreements, or Wells or the production, treatment, sale or disposal of the Hydrocarbons, that are on the Lands or used or obtained in connection with the Lands and Leases or with the production, treatment, sale or disposal of all produced or attributable hydrocarbons or water and all other appurtenances (the “Equipment”);

(f)       all Assumed Contracts and Records, as those terms are defined in the Asset Purchase Agreement dated July 10, 2018, by and Between Assignor and Assignee (the “Agreement”).

1

The properties and assets identified under items (a) through (f) above are hereinafter collectively referred to as the “Assets”.

This Assignment is made subject to the terms, obligations and conditions of the Leases, the Assumed Contracts and the Surface Use Agreements, and the responsibility for any taxes and assessments with respect to the Assets by any taxing authority for the year 2018 and subsequent years, are hereby assumed by Assignee with respect to obligations accruing on and after the Effective Date (“Exceptions to Conveyance and Warranty”).

For the same consideration, subject to the Exceptions to Conveyance and Warranty, Assignor covenants with Assignee, its heirs, successors, legal representatives or assigns, that Assignor is the lawful owner of and has good title to the Percentage Interests herein assigned in and to the Assets, including, without limitation, the Working Interests and the Revenue Interests specified on Exhibit “A”, free and clear from all liens, encumbrances or adverse claims, and that Assignor warrants and will forever defend same against all persons whomsoever, lawfully claiming or to claim said interests, by, through and under Assignor, but not otherwise.

This Assignment is made on an “AS IS”, “WHERE IS” and “WITH ALL FAULTS” basis. Except as specifically represented in this Assignment or in the Agreement, Assignee acknowledges that it is not relying upon any representation, statement or other assertion with respect to the condition of the Assets, but is relying upon its examination of the Assets. Except for the representations expressly made herein or in the Agreement, Assignor has not made, and does not make any representations, warranties or covenants of any kind or character whatsoever, whether express or implied, with respect to the quality or condition of the Assets, the suitability of the Assets for any and all activities and uses which Assignee may conduct thereon, or of the HABITABILITY, MERCHANTABILITY, or FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES. FURTHER, EXCEPT AS MAY BE CONTAINED IN THE AGREEMENT, ASSIGNOR DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS CONCERNING DESIGN, QUALITY, PRODUCTIVE CAPACITY, RESERVES OF HYDROCARBONS, FOOTAGE, PHYSICAL CONDITION, OPERATION, COMPLIANCE WITH SPECIFICATION, ABSENCE OF LATENT DEFECTS, OR COMPLIANCE WITH LAWS AND REGULATIONS (INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY AND THE ENVIRONMENT) OR ANY OTHER MATTER AFFECTING OR RELATED TO THE ASSETS. ASSIGNEE HEREBY FURTHER ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY WARRANTIES AS TO PRODUCTIVE CAPACITY, CONDITION OF THE EQUIPMENT, HYDROCARBON RESERVES OR GEOLOGY OF THE ASSETS AND AS TO INCOME TO BE DERIVED FROM THE ASSETS. WITHOUT LIMITING THE FOREGOING, BUT EXCEPT AS MAY BE CONTAINED IN THE AGREEMENT, ASSIGNOR DOES NOT AND HAS NOT MADE ANY WARRANTIES REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS (AS DEFINED IN THE AGREEMENT) ON, UNDER OR ABOUT THE ASSETS OR THE COMPLIANCE OR NON-COMPLIANCE OF THE ASSETS WITH ANY STATUTE, LAW, ORDINANCE, CODE, RULE, REGULATION, ORDER OR DECREE REGULATING, RELATING TO OR IMPOSING LIABILITY (INCLUDING STRICT LIABILITY) OR STANDARDS OF CONDUCT CONCERNING ANY HAZARDOUS MATERIALS. ASSIGNEE ACKNOWLEDGES THAT ASSIGNEE HAS INSPECTED THE ASSETS AND ACCEPTS THE ASSETS “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”.

The Assets conveyed hereby are granted, bargained, sold, assigned and conveyed as aforesaid unto Assignee, its successors and assigns.

2

EXECUTED this _______ day of _________, 2018, but effective for all purposes as of [_________________], 2018 (the “Effective Date”).

Assignor:

CAMBER ENERGY, INC., A NEVADA CORPORATION

BY:
LOUIS SCHOTT, INTERIM CHIEF EXECUTIVE OFFICER

ACKNOWLEDGEMENT

STATE OF TEXAS	§

COUNTY OF ______________	§

This instrument was acknowledged before me on the ________ day of ______________, 2018 by LOUIS SCHOTT, INTERIM CHIEF EXECUTIVE OFFICE OF CAMBER ENERGY, INC., A NEVADA CORPORATION, on behalf of said corporation.

Given under my hand and seal of office this ________________ day of ______________, 2018.

Notary Public, State of Texas
My Commission expires on __________________

3

EXHIBIT D

ASSIGNMENT OF PRODUCTION PAYMENT

STATE OF OKLAHOMA	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF OKFUSKEE	§

This Assignment of Production Payment (the “Assignment”), dated as of August 1, 2018 the (“Effective Date”), is by and among N&B ENERGY, LLC, whose address is [________________] (“Assignor”); and CE Operating, LLC, whose address is 4040 Broadway St., Suite 425 San Antonio, Texas 78209 (“CE Operating”) or CE Operating’s designee (collectively, “Assignee”). Assignor and Assignee are collectively the “Parties”.

NOW THEREFORE, in consideration of the mutual obligations contained herein, the Parties agree as follows:

Definitions. When used in this Assignment, the following terms shall have the meanings indicated below:

“Gross Proceeds” for each calendar month or portion thereof during the term of this Assignment means the amounts actually received during such period by Assignor or any successor or assignee of Assignor as revenues from the sale of Hydrocarbons (determined before calculating payments hereunder).

“Hydrocarbons” means all oil, gas, and other gaseous and liquid hydrocarbons or any combination of one or more of such substances in and under, and which may be produced, saved, and sold from, and which shall accrue and be attributable to, the Leases described on Exhibit “A”, and all unitization and pooling agreements and the units created thereby which cover or include such Leases or portions thereof.

“Leases” means those leases described on Exhibit “A”.

“Production Costs” are those costs, charges, and expenses incurred by Assignor subsequent to the Effective Date and prior to expiration of the term of this Assignment in connection with the Leases and wells listed on Exhibit “A”, expressly limited to:

(1)	costs and expenses incurred in drilling, deepening, side-tracking, plugging-back, coring, testing, logging, completing and equipping for production (including, the cost of wellhead facilities, storage tanks, separators, pumping equipment, flow lines, salt water disposal equipment, and other similar production facilities), all wells now or hereafter located on the Leases or on lands pooled or unitized therewith;

ASSIGNMENT OF PRODUCTION PAYMENT	Page 1

(2)	expenditures made and costs incurred in connection with the operation and maintenance of the Leases and the production and marketing of Hydrocarbons therefrom, such items of cost to include: (i) all costs of complying with legal requirements; (ii) all costs of lifting, producing, and handling Hydrocarbons from the Leases, including but not limited to all costs of labor, fuel, repairs, hauling, materials, supplies, utility charges, water and other costs incident thereto; (iii) costs of gathering, compressing, dehydrating, separating, treating, processing, disposing, transporting, and marketing Hydrocarbons produced from the Leases, including the cost of constructing and installing pipelines and other facilities necessary in connection therewith; (iv) all delay rentals, shut-in well payments, minimum royalties and other payments made in connection with the maintenance of the Subject Interests; (v) the costs of all workover and other remedial well servicing operations; and (vi) the cost of all fluid injection, pressure maintenance, secondary recovery, recycling, and other enhanced recovery operations; and

(3)	all insurance premiums to the extent insurance is maintained with respect to the Leases.

The term “Production Costs” shall not include any administrative charges or any overhead charges paid, directly or indirectly, to the operator or operators of the Leases.

Conveyance.

Assignor, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, do hereby assign, transfer and convey unto Assignee this Production Payment in the amount(s) set forth below.

The Production Payment shall be twelve and a half (12.50%) percent of the Net Revenue (as defined below) attributable to and to the extent of any working interest of Assignor in and to all production from the Leases described in Exhibit “A”, which is attached hereto and incorporated by reference herein for all purposes, and in each case after deducting therefrom the following: (a) royalties reserved in said Lease(s); (b) all severance, production, excise, or other similar taxes measured by the Production Payment for that particular month, limited to the amount of or the value of such production; and (c) any third-party lender’s or investor’s recorded interest, including principal and interest, to the extent it encumbers the working interests or extends into the Net Revenue. Any investments, loans or other contributions received by Assignor, any of its affiliates, from third parties for the purpose of drilling or operating costs which is not expended on direct drilling or operating costs, shall not be included in Production Costs as a deduction against Gross Proceeds from which the Production Payment is payable. The twelve and a half-percent share of Assignor’s net revenue interest out of which the Production Payment shall be made will not be burdened by administrative overhead costs. Payments shall be applied first to accrued interest and then to unpaid principal.

The Production Payment shall be payable each month along with interest at the rate of one (1.0%) percent per annum (“Interest”), running from the Effective Date of this Assignment until Assignee has received Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), not including interest. Assignor shall also receive credit towards the Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) for the amounts received by Assignee or its designee for the proceeds of the three (3.0) percent overriding royalty interest it has on the same leases and wells listed on Exhibit “A”.

ASSIGNMENT OF PRODUCTION PAYMENT	Page 2

Net Revenue Account. Assignor shall establish and maintain a Net Revenue account (“Net Revenue Account”) in accordance with consistently applied generally accepted accounting practices and the provisions of this Assignment, as follows:

(a)       The Net Revenue Account shall be credited with all Gross Proceeds;

(b)       The Net Revenue Account shall be debited for all Production Costs and taxes; and

(c)       The balance in the Net Revenue Account, shall be determined as of the end of each calendar month, and, if positive, shall be deemed “Net Revenue” for purposes of this Assignment.

Monthly Statement; Payment. On or before the last business day of the month following the close of each calendar month, (a) Assignor shall deliver to Assignee a statement showing, in reasonable detail, the balance of the Net Revenue Account as of the end of such calendar month, and (b) Assignor shall pay to Assignee an amount equal to 12.50% of the Net Revenue, if any, for such calendar month (the “Production Payment”). Assignee and its representatives shall have the right to audit the Net Revenue Account and records relating to the Net Revenue Account upon request. Upon such a request, Assignor shall make available to Assignee or his designated representative all records of account and supporting documentation within thirty (30) days. Assignee may specify the time period for such audit, not to exceed twenty-four (24) months. In the event the Assignee finds any discrepancy of more than 5% in the amount of proceeds paid to Assignee and the amount of proceeds which were due to Assignee, the Assignor shall pay all of the costs and expenses of the audit. The Assignor shall promptly pay the amount of any deficiency in the proceeds paid to the Assignee hereunder which are discovered as a result of any audit, plus Interest thereon from the date originally due.

In accordance with Section 2.7(b) of that certain Asset Purchase Agreement dated July 10, 2018, between Assignor and Camber Energy, Inc., the parent company of Assignee (the “APA”), and provided the Closing (as defined in the APA) occurs and Assignee fails to pay any Unpaid Bills (as defined in the APA), Assignor may be entitled to pay such expenses and deduct the amount of such expenses from any sums payable to Assignee hereunder.

Sales Contracts. Assignor shall use commercially reasonable efforts to market or cause to be marketed all commercial quantities of Hydrocarbons. Assignor may enter into one or more Hydrocarbon processing, sales or exchange contracts (“Marketing Contracts”) under such terms as are acceptable to Assignor in its reasonable judgment; provided Assignor shall not enter into a Marketing Contract with an affiliate, whether wholly or partially owned, of Assignor unless such Marketing Contract is on at least the same material terms and prices prevailing in the area in marketing contracts entered into by unaffiliated third parties in arm’s-length transactions.

ASSIGNMENT OF PRODUCTION PAYMENT	Page 3

Assignee agrees to execute such documents as may be reasonably requested by Assignor or its permitted successors in interest, from time to time, including to evidence the unliquidated balance of the Production Payment or to evidence the termination of same upon the Production Payment having been paid in full.

Assignor reserves the right to pre-pay to Assignee the unpaid balance of the Production Payment at any time and, upon such payment, the Production Payment shall be in all things satisfied and terminated. A recordable release of the Production Payment shall be prepared to the reasonable satisfaction of Assignor, executed by Assignee, and held in escrow by a Trustee and shall be filed of record within fourteen (14) days of the Production Payment’s termination.

Nothing contained herein shall be deemed to constitute or create a joint venture or partnership between the parties hereto.

Assignee may convey its rights under this Assignment and the Production Payment set forth herein to another party with written notice to Assignor.

TO HAVE AND TO HOLD the Production Payment assigned herein unto Assignee, its successors and assigns forever, subject to the terms and provisions hereof.

The parties agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Assignment.

IN WITNESS WHEREOF, this Assignment is executed on the dates set forth below.

ASSIGNOR:

N&B ENERGY, LLC

BY: _____________________________

______________, Managing Member

ASSIGNEE:

CAMBER ENERGY, INC.

BY: _____________________________

ITS: ______________

ASSIGNMENT OF PRODUCTION PAYMENT	Page 4

THE STATE OF TEXAS	§
§
COUNTY OF ______________	§

This instrument was acknowledged before me on this ____ day of _________________, 2018, by _____________, as Managing Member of the Assignor set forth above and on behalf of each such entity.

Notary Public, in and for The State of Texas

THE STATE OF TEXAS	§
§
COUNTY OF ______________	§

This instrument was acknowledged before me on this ____ day of _________________, 2018, by ___________, as ___________________________ of the Assignee set forth above and on behalf of each such entity.

Notary Public, in and for The State of Texas

ASSIGNMENT OF PRODUCTION PAYMENT	Page 5

Exhibit A

ASSIGNMENT OF PRODUCTION PAYMENT	Page 6

EXHIBIT E

ASSIGNMENT OF OVERRIDING ROYALTY INTEREST (ORION PROPERTIES)

STATE OF OKLAHOMA	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF OKFUSKEE	§

That CE Operating, LLC having a mailing address at 4040 Broadway Street, Suite 425, San Antonio, Texas 78209 (hereinafter “Assignor”), for and in consideration of one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby assign, transfer, sell and convey unto Camber Royalties, LLC having a mailing address at 4040 Broadway Street, Suite 425 San Antonio, Texas 78209 (hereinafter “Assignee”) an Overriding Royalty Interest equal to three percent of eight-eights (the “Overriding Royalty Interest”) in and to those Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B” in Lincoln County, State of Oklahoma.

The Overriding Royalty Interest assigned herein applies to all oil, gas, casinghead gas or other hydrocarbon substances which may be produced, saved and marketed from the lands under the terms of the Oil and Gas Leases described on Exhibit “A-1” or the wells described on Exhibit “B”, if, as and when produced, saved, sold and marketed, but not otherwise, insofar and only insofar as the Oil and Gas Leases cover the lands specifically described on Exhibit “A-1” and the wells on Exhibit “B”, and subject to the provisions and conditions herein set forth. The Overriding Royalty Interest herein shall be free and clear of all costs and expenses of development, production, marketing and operations and charges of any other kind or nature but shall bear and pay currently its proportionate share of gross production, severance, pipeline taxes and other taxes which may be assessed or levied against said Overriding Royalty Interest or the production attributable thereto. The Overriding Royalty Interest assigned herein shall not impose upon Assignor herein, or Assignor’s successors and assigns, any duty or obligation to develop or operate the lands covered by the Oil and Gas Leases which cover the lands described on Exhibit “A-1” for oil, gas or other hydrocarbons other than as required by the provisions of the Oil and Gas Leases, nor to maintain the Oil and Gas Leases in effect by the payment of delay rentals.

In the event the Oil and Gas Leases cover less than the entire interest in the oil, gas and other hydrocarbons in the lands covered thereby, the Overriding Royalty Interest assigned herein shall be reduced proportionately and shall be payable to Assignee in the proportion which the interests in the oil, gas and other hydrocarbons in the lands covered by the Oil and Gas Leases bear to the entire estate in the oil, gas and other hydrocarbons in and under said lands described on Exhibit “A-1”.

In accordance with Section 2.7(b) of that certain Asset Purchase Agreement dated July 10, 2018, between Camber Energy, Inc. and N&B Energy, LLC (the “APA”), and provided the Closing (as defined in the APA) of such APA occurs and Assignee fails to pay any Unpaid Bills (as defined in the APA), N&B Energy, LLC may be entitled to pay such expenses and deduct the amount of such expenses from any sums payable to Assignee hereunder.

This Overriding Royalty Interest shall attach and apply to all extensions and renewals of the Oil and Gas Leases including any new leases covering any of the wells described on Exhibit “B” as well as any existing. Furthermore, this Overriding Royalty Interest shall apply to all extensions, renewals, ratifications, and amendments.

If the assignment of the Overriding Royalty Interest herein conveyed results in Assignor, or any third-party buyer of Assignor’s interest in the Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B”, receiving less than a 75.0% net revenue interest in any of the Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B”, the Overriding Royalty Interest shall apply to such oil and gas lease(s) assigned only to the extent necessary for Assignor or any third-party buyer of Assignor’s interest to receive no less than a 75.0% net revenue interest in any of the Oil and Gas Leases and Orders.

This Assignment is made without warranty of title, either express or implied. Provided, however, Assignor makes a special limited warranty to Assignee that the interests assigned herein are not subject to any Agreement which has not been disclosed to Assignee which would adversely affect the interests assigned herein.

All of the terms, provisions, covenants and agreements herein contained shall extend to and be binding upon the parties hereto, their respective successors and assigns.

Executed this ____ day of ________________, and effective ________________.

Assignor:
CE OPERATING, LLC

By:

STATE OF	TEXAS		§
§
COUNTY OF	BEXAR		§

Before me, the undersigned, a Notary Public, in and for said County and State on this ____ day of June, 2018, personally appeared _______________________________________________. to me known to be the identical person who subscribed the name of the maker thereof to the within and foregoing instrument, and acknowledged to me that he/she executed the same as his/her free and voluntary act and deed, and the free and voluntary act and deed of such limited liability company for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my official signature and affixed my official seal the day and year first above written.

Notary Public, State of
Commission No.:
My Commission expires on:

(SEAL)

EXHIBIT “A-1”

SCHEDULE OF LEASES

EXHIBIT “B”

SCHEDULE OF WELLS

EXHIBIT F

ASSIGNMENT OF OVERRIDING ROYALTY INTEREST (TAW LEASES)

STATE OF OKLAHOMA	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF LINCOLN	§

That __________________ having a mailing address at ____________________________________ (hereinafter “Assignor”), for and in consideration of one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby assign, transfer, sell and convey unto Camber Royalties, LLC having a mailing address at 4040 Broadway Street, Suite 425, San Antonio, Texas 78209 (hereinafter “Assignee”) an Overriding Royalty Interest equal to the difference between existing burdens and eighteen and seventy-five one hundredths percent (18.75%) (the “Overriding Royalty Interest”) in and to those Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B” in Lincoln County, State of Oklahoma.

The Overriding Royalty Interest assigned herein applies to all oil, gas, casinghead gas or other hydrocarbon substances which may be produced, saved and marketed from the lands under the terms of the Oil and Gas Leases described on Exhibit “A-1” or the Wells described on Exhibit “B”, if, as and when produced, saved, sold and marketed, but not otherwise, insofar and only insofar as the Oil and Gas Leases cover the lands specifically described on Exhibit “A-1” and the Wells on Exhibit “B”, and subject to the provisions and conditions herein set forth. The Overriding Royalty Interest herein shall be free and clear of all costs and expenses of development, production, marketing and operations and charges of any other kind or nature but shall bear and pay currently its proportionate share of gross production, severance, pipeline taxes and other taxes which may be assessed or levied against said Overriding Royalty Interest or the production attributable thereto. The Overriding Royalty Interest assigned herein shall not impose upon Assignor herein, or Assignor’s successors and assigns, any duty or obligation to develop or operate the lands covered by the Oil and Gas Leases which cover the lands described on Exhibit “A-1” for oil, gas or other hydrocarbons other than as required by the provisions of the Oil and Gas Leases nor to maintain the Oil and Gas Leases in effect by the payment of delay rentals.

In the event the Oil and Gas Leases cover less than the entire interest in the oil, gas and other hydrocarbons in the lands covered thereby, the Overriding Royalty Interest assigned herein shall be reduced proportionately and shall be payable to Assignee in the proportion which the interests in the oil, gas and other hydrocarbons in the lands covered by the Oil and Gas Leases bear to the entire estate in the oil, gas and other hydrocarbons in and under said lands described on Exhibit “A-1”.

In accordance with Section 2.7(b) of that certain Asset Purchase Agreement dated July 10, 2018, between Camber Energy, Inc. and N&B Energy, LLC (the “APA”), and provided the Closing (as defined in the APA) of such APA occurs and Assignee fails to pay any Unpaid Bills (as defined in the APA), N&B Energy, LLC may be entitled to pay such expenses and deduct the amount of such expenses from any sums payable to Assignee hereunder.

This Overriding Royalty Interest shall attach and apply to all extensions and renewals of the Oil and Gas Leases including any new leases covering any of the wells described on Exhibit “B” as well as any leases under existing. Furthermore, this ORRI shall apply to all extensions, renewals, ratifications, and amendments.

This Assignment is made without warranty of title, either express or implied. Provided, however, Assignor makes a special limited warranty to Assignee that the interests assigned herein are not subject to any Agreement which has not been disclosed to Assignee which would adversely affect the interests assigned herein.

All of the terms, provisions, covenants and agreements herein contained shall extend to and be binding upon the parties hereto, their respective successors and assigns.

Executed this ____ day of _______________, but effective ________________________.

Assignor:

By:

STATE OF TEXAS	§
§
COUNTY OF ______	§

Before me, the undersigned, a Notary Public, in and for said County and State on this ____ day of __________, 20___, personally appeared _______________________________________________. to me known to be the identical person who subscribed the name of the maker thereof to the within and foregoing instrument, and acknowledged to me that he/she executed the same as his/her free and voluntary act and deed, and the free and voluntary act and deed of such limited liability company for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my official signature and affixed my official seal the day and year first above written.

Notary Public, State of
Commission No.:
My Commission expires on:

(SEAL)

EXHIBIT “A-1”

SCHEDULE OF LEASES

EXHIBIT “B”

SCHEDULE OF WELLS